Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AND
SALE AGREEMENT

BY AND BETWEEN

C2 TAIYO FUND I, LP,
as Seller

AND

ALT US 01 LLC,
as Buyer

DATED AS OF April 30, 2024

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Table of Contents

(continued)

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Table of Contents

(continued)

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EXHIBITS

A	Form of Assignment Agreement

B	Sample Purchase Price Calculation

C	Form of Escrow Agreement

D	Form of Promissory Note

E	Form of Release

F	Forms of Reorganization Documents

G	Closing Working Capital Additions

H	Earnout

I	Form of Buyer Guaranty

J	Form of Borrego Guaranty

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MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 30, 2024 (the “Effective Date”), is made by and between C2 Taiyo Fund I, LP, a Delaware limited partnership (“Seller”), and ALT US 01 LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, as of the Effective Date, Seller owns beneficially and of record all of the issued and outstanding membership interests in Taiyo Holding LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns beneficially and of record, directly or indirectly, such of the issued and outstanding Equity Interests (as defined below) in the Holding Companies (as defined below) and the Project Companies (as defined below) as are set forth in Parts I and II of Section 3.2(b) of the Seller Disclosure Schedule (as defined below);

WHEREAS, the Project Companies own or lease the Projects (as defined below);

WHEREAS, before the Closing Date (as defined below), Seller and its Affiliates will contribute all of the issued and outstanding membership interests in each of the Holding Companies and Project Companies to the Company (collectively, the “Interim Reorganization”); and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Interests (as defined below).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Accepted Update” has the meaning set forth in Section 6.9(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (or its successors or surviving entity, as the case may be), whether through the ownership of securities or partnership or other Equity Interests, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Contract” means any Contract (or arrangement to provide goods or services) between any Group Company, on one hand, and any Affiliate of Seller.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 6.2(c).

“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010 or (c) any other applicable Law in any U.S. or any non-U.S. jurisdiction regarding bribery or corruption.

“Anti-Money Laundering Laws” means any applicable U.S. or non-U.S. Law regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including applicable provisions of the U.S. Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Appraiser” has the meaning set forth in Section 6.9(a).

“Arbitrator” has the meaning set forth in Section 6.9(a).

“Asset Allocation” has the meaning set forth in Section 6.2(c).

“Assignment Agreement” means an assignment and assumption agreement in the form attached hereto as Exhibit A.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.

“Books and Records” means all books and records related to the ownership and governance of the Group Companies, including, where applicable, Governing Documents and minute books.

“Borrego Guaranty” means the guaranty to be provided by Seller at Closing in connection with the Borrego Litigation, in substantially the form set forth in Exhibit J.

“Borrego Litigation” means the proceedings involving the former O&M operator for certain Projects as set out in Schedule 3.7 of the Disclosure Schedule.

“Boston Investor Member” means the “Investor Member” as defined in the Boston Operating Agreement.

“Boston Lessee” means C2 NC Boston Lessee, LLC, a Delaware limited liability company.

“Boston Operating Agreement” means the Operating Agreement of the Boston Lessee with an “Effective Date” of August 22, 2018 (including any amendments through the Effective Date of this Agreement).

“Boston Project Tax Audit” has the meaning set forth in Section 9.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted to close in the State of New York.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the Effective Date.

“Buyer Documents” has the meaning set forth in Section 5.2.

“Buyer Guaranty” means the guaranty provided by Buyer Parent in substantially the form set forth in Exhibit I.

“Buyer Indemnitees” means Buyer and its Affiliates and its and their respective Representatives.

“Buyer Parent” means Alternus Clean Energy Inc.

“Cash Equivalents” means (a) readily marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within one (1) year following the date of acquisition, (b) certificates of deposit, time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than One Billion Dollars ($1,000,000,000), (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and having maturities of six (6) months or less from the date of acquisition, (d) repurchase obligations of any commercial bank satisfying the requirements of the foregoing clause (b), having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government, (e) securities having maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or the equivalent by Moody’s, (f) securities having maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of the foregoing clause (b) or (g) shares of money market, mutual or similar funds held at any commercial bank; provided that such money market, mutual or similar funds invest exclusively in assets satisfying the requirements of the foregoing clauses (a) through (f).

“Celtic Bank Proceedings” means Celtic Bank Corporation -v- Blackville Solar II, LLC, Richardson Solar, LLC, Diamond Solar, LLC, Edison Solar, LLC and C2 Usb 2018 Holdings, LLC, Case No. 2:24-cv-00140 in the United States District Court for the District of Utah, Central Division and any related proceedings.1

[1]	Note to Seller: Please confirm the date of the Plaintiff’s motion to appoint a receiver.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means all cash and Cash Equivalents held by any Group Company as of the Closing Payment Adjustment Time.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Debt” means all Debt of any Group Company as of the Closing Payment Adjustment Time.

“Closing Payment” means (a) the Purchase Price minus (b) the aggregate amount of the Closing Debt, plus (c) the aggregate amount of the Closing Cash, plus (d) the Closing Working Capital.

“Closing Payment Adjustment Time” means 11:59 p.m. New York, New York time on the day immediately before the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.4(d).

“Closing Working Capital” means (a) the aggregate amount of current assets (including prepayments of Taxes that are not in the nature of income taxes) of the Group Companies as of the Closing Payment Adjustment Time (excluding all cash and Cash Equivalents held by any Group Company as of the Closing Payment Adjustment Time, and any amounts constituting or reflected in deferred or current income Tax assets) and, without duplication, the items set forth in Exhibit G, minus (b) the aggregate amount of current liabilities of the Group Companies as of the Closing Payment Adjustment Time (excluding the Closing Debt and any liabilities related to future lease payments or liabilities related to the Borrego Litigation, but including the unpaid Tax liabilities of the Group Companies that will be payable by a Group Company (as opposed to by Seller)) for any Taxable period that ends on or before the Closing Date or that are allocable in accordance with Section 6.2(b) to any Taxable period that ends on the Closing Date (or is deemed to end on the Closing Date pursuant to, and in accordance with, Section 6.2(b)), in each case of the foregoing clauses (a) and (b), determined in accordance with Section 2.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Consents” has the meaning set forth in Section 4.3.

“Contract” means, with respect to any Person, any legally binding agreement, contract, lease, consensual obligation, promise or undertaking to which such Person is a party or by which any of its assets are bound or subject.

“Debt” means, as to any Person as of any date of determination, without duplication (including without duplication of amounts included in Closing Working Capital), (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by any loan or credit agreement, note, bond, indenture, security agreement, pledge, mortgage, deed of trust or similar instrument, (c) all obligations described in the foregoing clauses (a) and (b) of any other Person secured by a Lien on the assets of such Person, and (d) all obligations described in the foregoing clauses (a) through (c) of any other Person guaranteed by such Person; provided that “Debt” shall not include payment obligations of any Group Company under any Tax Equity Document executed and delivered in connection with a partnership flip, sale-leaseback or inverted lease transaction or other synthetic or financing lease that provides tax equity financing; provided further that “Debt” shall not include contingent obligations related to any letter of credit, surety bond or similar instrument.

“Disqualified Entity” means (a) any Governmental Entity, (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, unless the exception under Section 168(h)(1)(D) applies with respect to the organization’s distributive share of income from the Project Companies, or any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election provided in Section 168(h)(6)(F)(ii) of the Code, (c) any Person who is not a “United States person” as defined in Section 7701(a)(30) of the Code (other than a foreign partnership or foreign pass-through entity), unless such Person is a foreign Person that is subject to United States federal income tax on more than fifty percent (50%) of the gross income for the taxable year derived by such Person from the Projects, (d) any entity described in Treasury Regulation Section 1.48-4(a)(1)(v) (e.g., a real estate investment trust, regulated investment company, certain domestic building and loan associations, a mutual savings or cooperative bank or a cooperative described in Section 1381(a) of the Code) and (e) any partnership or other pass-through or disregarded entity (including a single-member disregarded entity) or any direct or indirect partner (or other holder of an equity or profits interest) of a Person described in clauses (a) through (d) above.

“DPA” has the meaning set forth in Section 3.21.

“Earnout Amount” has the meaning set forth in Exhibit H.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Emergency” means any event, circumstance, situation or condition occurring at a Project site that requires immediate action to prevent or mitigate imminent risk of (a) physical injury or loss of life to any Person or (b) material loss or damage to property or the environment.

“Employee Benefit Plan” means each employment or employee benefit plan, program, policy, arrangement or agreement, including any compensation, stock option, stock purchase or other stock or stock-based compensation, deferred compensation, severance, change in control, retention, incentive compensation, health or other medical, dental, life, disability employment, termination, welfare, supplemental unemployment benefit, bonus, pension, retirement or post-retirement, savings, profit-sharing, fringe benefit or other similar compensation or employee benefit plan, program, policy, arrangement or agreement, in each case, whether written or unwritten and whether or not subject to ERISA, that is maintained, administered, sponsored by, participated in, contributed to or required to be contributed to by Seller or any Group Company for the benefit of any current or former employee, officer, director or individual independent contractor of Seller or any Group Company or with respect to which Seller or any Group Company would have any Liability (contingent or otherwise).

“Environmental Laws” means all Laws pertaining to pollution and protection of the environment, protected waters, wetlands, habitats and species and human health, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C §403 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300 f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (solely to the extent said law relates to the handling of and exposure to Hazardous Substances), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), National Environmental Policy Act of 1969 (42 U.S.C. §§ 4321 et seq.), and any similar or analogous state and local statutes or regulations promulgated thereunder.

“Environmental Permits” has the meaning set forth in Section 3.10(a).

“Equitable Considerations” has the meaning set forth in Section 3.5(b).

“Equity Interests” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company or other entity, whether voting or non-voting, including common stock, preferred stock or any other equity security (as such term is defined in the United States Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the rules and regulations promulgated thereunder).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” shall mean the escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” shall mean an escrow agreement, substantially in the form attached hereto as Exhibit C, to be executed as of the Closing Date, by and among Seller, Buyer and the Escrow Agent, providing for the holding and disbursement of the Escrow Amount in accordance with the terms hereof and thereof.

“Escrow Amount” means seven hundred fifty thousand Dollars ($750,000).

“Estimated Closing Payment” has the meaning set forth in Section 2.4(c).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(c).

“Exempt QF” means a “qualifying small power production facility,” as such term is defined in Section 3(17)(C) of the Federal Power Act and 18 C.F.R. Part 292, that is eligible for (a) the exemptions from certain sections of the Federal Power Act, including sections 203 and 204 of the Federal Power Act and, with respect to sales of energy or capacity, sections 205 and 206 of the Federal Power Act, provided in 18 C.F.R. § 292.601(c), (b) the exemption from regulation under PUHCA provided in 18 C.F.R. § 292.602(b) and (c) the exemption from state laws and regulations respecting the rates of electric utilities and the financial and organizational regulation of electric utilities provided in 18 C.F.R. § 292.602(c)(1).

“Expert” means (a) in the case of any dispute with respect to the Closing Debt, Closing Cash or Closing Working Capital, a senior employee or partner of an independent accounting firm of recognized international standing in the United States mutually agreed upon by Buyer and Seller, (b) in the case of any dispute with respect to the Allocation Schedule, a professional described in clause (a) that is an expert in U.S. federal income tax partnership taxation and valuation matters associated therewith or (c) in the case of any other dispute with respect to the Purchase Price pursuant to Section 2.4(g), a natural person located within the United States who (i) is neutral and impartial, (ii) has knowledge and expertise in the United States non-residential distributed generation solar photovoltaic power industry, and (iii) is mutually agreed upon by Buyer and Seller; provided that, if Buyer and Seller fail to reach agreement on an Expert in any of the foregoing clauses (a) through (c), then within ten (10) days following a written request for such agreement, the Expert shall be appointed by The International Chamber of Commerce, under its Rules for the Appointment of Experts and Neutrals in accordance with these qualifications (other than the requirement for mutual agreement).

“Expert Notice” has the meaning set forth in Section 2.4(g).

“Federal Power Act” means the Federal Power Act, as amended, 16 U.S.C. § 791 a et seq.

“FERC” means the Federal Energy Regulatory Commission, or any successor regulatory agency.

“Final Closing Payment” has the meaning set forth in Section 2.4(e)(i).

“Final Judgment” means (i) a “determination” within the meaning of Section 1313(a) of the Code, or (ii) any settlement or determination obtained via agreement, default or failure to protest, petition, defend or prosecute with the consent of each of Buyer and Seller. For the avoidance of doubt, no appeal of an adverse decision beyond the applicable United States Court of Appeals shall be required. No consent referenced in this definition may be unreasonably withheld, delayed or conditioned.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing Adjustment” means fifty percent (50%) of the cash benefit (including in future years and including with respect to the pricing of purchase options (whether “calls” or “puts” (regardless of the fact that such option may as of the Closing Date be unexercised)) reasonably anticipated from any amendment (including a side letter) to any Financing Agreement executed during the Interim Period.

“Financing Agreement” means any loan or credit agreement, note, bond, indenture, security agreement, pledge, guarantee, capital, synthetic or financing lease agreement or sale-leaseback arrangement, mortgage, deed of trust, interest rate exchange, swap agreement, hedging or similar arrangement, other evidence of any Debt or consensual Lien and other material Contract relating to any Debt or equity (including interests treated as equity for U.S. federal income tax purposes) financing, including any Tax Equity Document, or consensual Lien for any Project or for which any Group Company is an obligor.

“Fraud” means actual New York common law fraud based on an intent to deceive (a) as applied to Seller, with respect to the representations and warranties made by (i) Seller to Buyer with respect to the Group Companies in Article III and (ii) Seller to Buyer with respect to Seller in Article IV, and (b) as applied to Buyer, with respect to the representations and warranties made by Buyer to Seller in Article V.

“GAAP” means United States generally accepted accounting principles as in effect through the date relevant to the applicable financial statement or measurement.

“Governing Documents” means: (a) with respect to a corporation, its certificate of incorporation, bylaws and any shareholders agreement (b) with respect to a limited partnership, its limited partnership agreement and certificate of limited partnership, (c) with respect to a limited liability company, its operating agreement and certificate of formation and (d) with respect to any other entity, any other comparable organizational document that establishes its legal existence or that governs its internal affairs.

“Governmental Entity” means any federal, state or local government or agency or political subdivision thereof, including any state or municipality, or any other governmental, quasi-governmental, judicial, executive, legislative, administrative, police, taxing, regulatory, public or statutory instrumentality, authority, body, agency, commission, department, board, bureau or entity with authority to bind a party at Law, including any entity exercising judicial, executive, legislative, administrative, police, taxing or regulatory functions or any court, arbitrator or other tribunal with authority to bind a party at Law, and shall include FERC and, to the extent exercising powers delegated by any of the foregoing Governmental Entities acting under applicable Law, NERC and any System Operator.

“Government Official” means (a) any employee, officer or representative of, or any person otherwise acting in any official capacity for or on behalf of, any Governmental Entity, (b) any legislative, administrative, or judicial official, regardless of whether elected or appointed, (c) any officer or individual who holds any position in any political party, (d) any candidate for political office, (e) any individual who holds any royal family, official, ceremonial or other position with any government or any of its agencies or (f) any officer or employee of any supra-national organization (including the World Bank, the United Nations, the International Monetary Fund, the Organization for Economic Co-operation and Development).

“Group Companies” means, collectively, the Company, each Holding Company and each Project Company.

“Hazardous Substance” means (a) any hazardous materials, hazardous wastes, hazardous substances, contaminants, pollutants, toxic wastes, solid wastes and toxic substances as those or similar terms are defined under any Environmental Laws, (b) any asbestos or asbestos containing material, (c) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids, (d) radon, (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof and (f) any other substance, material, pollutant or contaminant that could give rise to Liability under applicable Environmental Laws.

“Holding Companies” means the Persons more specifically described as such on Part I of Section 3.2(b) of the Seller Disclosure Schedule.

“Insolvent” means, with respect to any Person (a) such Person becomes “insolvent,” as defined in the Bankruptcy Code, or otherwise becomes bankrupt or insolvent under any other bankruptcy, insolvency, reorganization or similar applicable Law, (b) such Person has a liquidator, administrator, receiver, custodian, trustee, conservator or similar official appointed with respect to such Person or any material portion of such Person’s assets or such Person consents to such appointment, or a foreclosure action is instituted with respect to any material portion of such Person’s assets, (c) such Person files a voluntary petition or otherwise authorizes or commences a proceeding or cause of action under the Bankruptcy Code or any other bankruptcy, insolvency, reorganization or similar applicable Law, (d) such Person has an involuntary petition filed against such Person or acquiesces in the commencement of a proceeding or cause of action as the subject debtor under the Bankruptcy Code or any other bankruptcy, insolvency, reorganization or similar applicable Law, which petition is not dismissed within sixty (60) days following the filing thereof or results in the issuance of an order for relief against such Person, (e) such Person makes or consents to an assignment of such Person’s assets, in whole or in part, or any general arrangement for the benefit of creditors, or a common law composition of creditors, or (f) such Person generally is unable to pay its debts as they fall due, or admits in writing to such inability. “Insolvency” has the meaning correlative of the foregoing.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property Rights” means all patents, patent applications, trademarks, service marks and trade names, all registrations and applications therefor, copyrights, including rights in databases, data collections and moral rights and all registrations, applications, renewals, extensions and reversions of any of the foregoing, including moral rights, however denominated, copyright registrations and applications, Internet domain names, industrial design rights and registrations thereof and applications therefor; trade secrets and other confidential proprietary information, including non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, drawings, specifications, or any other intellectual property rights recognized in any particular jurisdictions and rights to sue with respect to past and future infringements of any of the foregoing.

“Interests” means one hundred percent (100%) of the issued and outstanding membership interests in the Company.

“Interim Period” has the meaning set forth in Section 6.1.

“Interim Reorganization” has the meaning set forth in the recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Buyer” means the knowledge of the Persons set forth on Section 1.1 of the Buyer Disclosure Schedule after due inquiry of Buyer’s books and records and any consultants, financial advisors and/or accountants to Buyer in respect of these Transactions.

“Knowledge of Seller” means the knowledge of the Persons set forth on Section 1.1 of the Seller Disclosure Schedule after due inquiry of the books and records of the Group Companies and Seller and any consultants, financial advisors and/or accountants to the Group Companies or to Seller in respect of these Transactions.

“Law” means any applicable federal, state and local law (including any applicable common law), regulation, rule, ordinance, code, ruling or judicial or administrative Order or other duly authorized and valid action of any Governmental Entity, including any binding interpretation of any of the foregoing by any Governmental Entity, that is applicable to a Person, its assets or a transaction.

“Liability” means any debt, liability, financial obligation or expense of any Person, whether direct or indirect, known or unknown, asserted or unasserted, choate or inchoate, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and regardless of whether the same is required to be accrued on the financial statements of such Person.

“Lien” means any charge, adverse claim, lien, hypothecation, option, security interest, pledge, mortgage, deed of trust, right-of-way, easement, encroachment, servitude, license, right of a party in possession, charge (including any conditional sale or other title retention agreement), right of first option, right of first refusal, third-party right, defect in title or other encumbrance, including any equitable interest, restriction on use or transfer or exercise or existence of any other attribute of ownership; provided, however, that the term “Lien” shall not be deemed to include any non-exclusive license of Intellectual Property Rights.

“Live Oak Bank Tax Audit” means the IRS audit of Live Oak Bank as the lessor in a series of sale-leasebacks forming part of the Projects.

“Losses” means any and all claims, damages, losses, payments, deficiencies, awards, judgments, amounts paid in settlement, costs, Liabilities, fines, penalties, charges, Taxes, fees, interest and expenses (including court costs and any reasonable expenses for legal, accounting or other experts or other reasonable expenses related to any Proceeding) and amounts paid in connection with any assessments, judgments or settlements relating thereto.

“Material Adverse Effect” means any change, event or condition that, individually or in the aggregate with all other changes, events or conditions, has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition or results of operations of the Group Companies, taken as a whole, or (b) the ability of Seller to timely perform its obligations under this Agreement or consummate the Transactions; excluding any change, event or condition arising out of or related to: (i) the announcement of this Agreement or the pendency or consummation of the Transactions; (ii) a change in Law or accounting standards, principles or interpretations thereof applicable to the Group Companies, in each case, that becomes effective after the Effective Date; (iii) changes generally applicable to financial, banking, currency, economic, political or similar conditions (including acts of war, armed hostilities, terrorism, pandemics, weather conditions, interest rates, exchange rates, commodity prices, energy prices, fuel costs or any force majeure) in the United States or any other country; (iv) changes or conditions generally applicable in the industries in which the Group Companies operate; (v) any actions taken, or failure to take action, or such other changes, in each case, which Buyer has approved, consented to or requested in writing; and (vi) any failure by the Group Companies to meet expectations of the Group Companies’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Group Companies to meet any internal budgets, plans or forecasts of their revenues, earnings or other financial performance or results of operations, in and of itself, but the determination of whether a Material Adverse Effect has occurred or would reasonably be expected to occur can take into account an underlying change, event or condition if such change, event or condition is not otherwise excluded by the foregoing clauses (i) through (v), provided that, in the case of clauses (ii), (iii) and (iv), such change, event or condition does not have a materially disproportionate effect on the Group Companies relative to other participants in the industry.

“Material Contracts” means, collectively, (a) the Financing Agreements, (b) the Acquisition Agreements, (c) the Offtake Agreements, (d) the Real Property Agreements, (e) the O&M Agreements, (f) all interconnection agreements required to deliver to the grid electricity produced by any Project, (g) all material credit or collateral support arrangements issued by, on behalf of or for the benefit of any Group Company or in connection with any Project, (h) the Affiliate Contracts, (i) all Governing Documents and all partnership, joint venture, shareholder, operating, investment or similar agreements providing for the formation, creation, operation, management or control of any partnership, joint venture or other Person in which any Group Company owns any voting or economic interest and (j) all other Project Agreements.

“Material Update” has the meaning set forth in Section 6.9(a).

“Moody’s” means Moody’s Investors Service, Inc.

“NERC” means the North American Electric Reliability Corporation, or its successor organization.

“O&M Agreement” means, in each case with a third party provider, (a) any operations and maintenance agreement, (b) any management or administrative services agreement or (c) any other Contract for the operating, maintenance, management or administrative needs of any Group Company or any Project, including any related Contract that provides warranties or guaranties by any contractor, vendor or manufacturer in connection with the performance of any such Contract or any guaranty or credit or collateral support arrangement provided in connection with any such Contract.

“Objection” has the meaning set forth in Section 2.4(g).

“Objection Notice” has the meaning set forth in Section 2.4(g).

“OFAC” means the Office of Foreign Assets Control of the Treasury.

“Offtake Agreement” means any agreement for the sale of energy, capacity, other power attributes, ancillary services, renewable energy credits or any other offtake instrument that provides revenue certainty, including any hedging arrangements, revenue puts or collars, with respect to any Project.

“Order” means any order, writ, injunction, decree, declaration, judgment or similar directive of any Governmental Entity.

“Parties” and “Party” have the meanings set forth in the introductory paragraph of this Agreement.

“Partnership Audit Rules” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74 of the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder or related thereto, and published administrative interpretations thereof).

“Permits” means any approval, consent, ratification, waiver, license, franchise, certification, exemption, variance, registration, declaration, filing, notice, permit, tariff, rate or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.

“Permitted Encumbrances” means restrictions on transfer of membership interests (a) under the applicable Group Company’s Governing Documents, (b) under any applicable federal, state or foreign securities law, or (c) created by or through Buyer.

“Permitted Liens” means (a) any statutory Lien for Taxes either (i) not yet due or (ii) being contested in good faith by appropriate proceedings and, in the case of this clause (ii), for which adequate reserves are maintained (in such manner and such amount as to reasonably assure that any amounts determined to be due will be promptly paid in full when such contest is finally determined) or bonds have been posted as required by applicable Law, so long as such proceedings do not involve a reasonable risk of the sale, forfeiture, loss or restriction on the use of any Project or any material part thereof, (b) suppliers’, vendors’, mechanics’, warehouseman’s, materialman’s, workman’s, repairman’s, employees’ or other similar Liens arising in the ordinary course of business substantially consistent with past practices for work or services performed or materials furnished in connection with the development, construction or operation of any Project incurred in the ordinary course of business substantially consistent with past practices, for amounts the payment of which is either (i) not yet delinquent or (ii) is being contested in good faith by appropriate proceedings and, in the cause of this clause (ii), for which adequate reserves are maintained (in such manner and such amount as to reasonably assure that any amounts determined to be due will be promptly paid in full when such contest is finally determined), so long as such proceedings do not involve a reasonable risk of the sale, forfeiture, loss or restriction on use of any Project or any material part thereof, (c) easements, rights-of-way, use rights, exceptions, encroachments, reservations, restrictions, conditions or limitations that are disclosed by any survey of Real Property that has been made available to Buyer or, as to any Real Property for which no survey has been made available to Buyer, that would reasonably be expected to be disclosed on a survey of Real Property, and in either case that do not (i) materially and negatively interfere with or prohibit the current use of the Real Property burdened thereby for any Project or any material part thereof located thereon or (ii) involve a reasonable risk of the sale, forfeiture, loss or restriction on use of any Project or any material part thereof, and (d) any Liens under Financing Agreements listed in Section 3.5(a) of the Seller Disclosure Schedule.

“Person” means legal person, including any individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, estate, joint venture, association, enterprise, Governmental Entity or any other legal or commercial entity.

“Personal Information” means any data and other information that can reasonably be used to identify an individual, as well as any “personal data,” “personal information” or similar term under applicable Law.

“Proceeding” means any hearing, suit, litigation, arbitration, proceeding, Order, inquiry, investigation, audit, criminal prosecution or other action, whether public or non-public, by any Person before any Governmental Entity or by any Governmental Entity.

“Project Agreement” means (a) any Contract that would reasonably be expected to involve obligations of payments from or payments to any Group Company after the Effective Date in excess of (i) fifty thousand Dollars ($50,000) over any twelve (12)-month period or (ii) one hundred fifty thousand Dollars ($150,000) in the aggregate, or (b) any Contract the termination, suspension of performance or other impairment or non-performance of which could reasonably be expected to be material to any Group Company or have a Material Adverse Effect.

“Project Companies” means the Persons more specifically described as such on Part II of Section 3.2(b) of the Seller Disclosure Schedule.

“Projects” means the non-residential distributed generation solar photovoltaic projects more specifically described on Part I of Section 3.17(d)(iii) of the Seller Disclosure Schedule.

“Promissory Notes” means the two notes delivered by Buyer to Seller at Closing, for an estimated amount of two million five hundred thousand Dollars ($2,500,000) each in the form of a promissory note as set forth in Exhibit D. The first promissory note is due six (6) months after the Closing Date and the second promissory note is due nine (9) months after the Closing Date.

“Prudent Industry Practices” means those practices, methods and acts that are engaged in by a significant portion of the non-residential distributed generation solar photovoltaic power in the United States during the relevant time period that, in the exercise of reasonable judgment in light of the facts known, or that should reasonably have been known, at the time a decision is made, could have been expected to accomplish a desired result at a reasonable cost consistent with good business practices and applicable Law. Prudent Industry Practices are not intended to be limited to a single or optimum practice, method or act to the exclusion of others, but rather to be a spectrum of sound practices, methods or acts generally accepted in such industry in the United States.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchase Price” means fifteen million Dollars ($15,000,000) (which amount includes the Promissory Notes) plus the Closing Debt.

“Real Property” means any real property subject to any Real Property Agreement.

“Real Property Agreement” means any Contract pursuant to which any Group Company leases, subleases, licenses, uses or otherwise occupies or has a tenancy or other right to use or occupy (including pursuant to a right-of-way, easement, servitude, license, concession, occupancy agreement or similar Contract) or holds a purchase option, right of first option, other option or right of first refusal in any real property interests and any guaranty or credit or collateral support arrangement provided in connection with any such Contract.

“Real Property Laws” has the meaning set forth in Section 3.17(b).

“Related Party” or “Related Parties” means, with respect to any Party, any of such Party’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Release” means the release of Seller and its Affiliates substantially in the form attached hereto as Exhibit E.

“Remaining Objections” has the meaning set forth in Section 2.4(g).

“Reorganization Documents” means (a) the Contribution Agreement, dated as of the Closing Date, by and between the Company and Seller, and (b) the Assignment Agreement, dated as of the Closing Date, by and between the Company and C2 Kappa LLC, a Delaware limited liability company, in each case in the form attached hereto in Exhibit F.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents, attorneys, financial advisors, accountants and other representatives.

“S&P” means Standard and Poor’s Financial Services LLC.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of sanctioned Persons maintained by the U.S. government, including by OFAC or the United States Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, or any other jurisdiction in which the Group Companies do business, (b) any Person located, organized or resident in any Sanctioned Territory or (c) any Person directly or indirectly owned fifty percent (50%) or more or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Iran, Cuba, North Korea, Syria, or Crimea).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities, including the U.S. government through OFAC or the United States Department of State or by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, and any other jurisdiction in which the Group Companies do business.

“SC51 Projects” means the Blackville Solar II, LLC, Richardson Solar, LLC, Edison Solar, LLC and Diamond Solar, LLC projects.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Documents” has the meaning set forth in Section 4.2.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the Effective Date.

“Solvent” means, as to any Person as of any date of determination, that both (a) the then fair saleable value of the assets of such Person is (i) greater than the total amount of Liabilities (including contingent Liabilities) of such Person and (ii) not less than the amount that will be required to pay the probable Liabilities on such Person’s then existing debts as they become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Person and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that is reasonably be expected to become an actual or matured liability.

“Straddle Period” has the meaning set forth in Section 6.2(b).

“System Operator” means any independent system operator, regional transmission organization, or other entity performing similar functions.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, employee or other withholding, or other tax or assessment, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing whether disputed or not, and (b) any Liability or obligation for the payment of any Taxes described in the foregoing clause (a) as a result of being or having been a member of an affiliated, consolidated, controlled, combined, unitary or aggregate group for any Taxable period or as a transferee or successor. “Taxable” has a correlative meaning thereto.

“Tax Equity Document” means any material Contract executed and delivered by any Group Company in connection with any tax equity financing in respect of any Projects, including any material Contract executed and delivered in connection with a partnership flip, sale-leaseback, pass-through lease or inverted lease transaction.

“Tax Refund” has the meaning set forth in Section 6.2(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means June 30, 2024.

“Transaction Documents” means the Assignment Agreement, the Release and any other documents or deliverables delivered by any Party in connection with the Closing.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means sales, use, transfer, goods and services, real property transfer, value added, recording, gains, documentary, bulk sales, stock transfer, stamp duty, excise, gross receipts and other similar Taxes, duties, fees and charges. For the avoidance of doubt, “Transfer Taxes” do not include income, capital gains, or franchise Taxes.

“Treasury” means the United States Department of the Treasury.

“Treasury Regulations” means the regulations promulgated under the Code.

“Updating Information” has the meaning set forth in Section 6.9(a).

Article II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, the Interests, free and clear of all Liens, other than Permitted Encumbrances.

Section 2.2 Closing of the Transactions. The closing of the purchase and sale of the Interests hereunder (the “Closing”) shall take place at the offices of Norton Rose Fulbright US LLP in New York, New York, or remotely by email and/or teleconference or video conference, no later than the tenth (10th) day after the satisfaction (or due waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver) of those conditions at the Closing), unless another time or date is agreed to by Buyer and Seller (the “Closing Date”). The Closing will be deemed effective as of 12:00 a.m. New York City time on the Closing Date.

Section 2.3 Deliveries at the Closing.

(a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

(i) an executed counterpart to the Assignment Agreement;

(ii) a certificate of Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer, described in Sections 1445(b)(2) and 1446(f)(2) of the Code, certifying that Seller is not a foreign person and no withholding is required under Section 1445 or 1446(f)(1) of the Code;

(iii) the Reorganization Documents, duly executed by the Company, Seller and Seller’s Affiliates, as applicable, and all other documentation evidencing the completion of the Interim Reorganization to Buyer’s reasonable satisfaction;

(iv) a counterpart to the Escrow Agreement, duly executed by Seller, which shall also be delivered to the Escrow Agent; and

(v) the Borrego Guaranty, duly executed by Seller, if the Borrego Litigation is still in progress at the time of Closing.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(i) an executed counterpart to the Assignment Agreement;

(ii) a counterpart to the Escrow Agreement, duly executed by Buyer, which shall also be delivered to the Escrow Agent;

(iii) evidence of payment of the Escrow Amount, by wire transfer of immediately available funds to the account designated by the Escrow Agent pursuant to the Escrow Agreement;

(iv) a fully executed Release duly acknowledged by Buyer;

(v) the Promissory Notes, duly executed by the Buyer; and

(vi)   the Buyer Guaranty, duly executed by Buyer Parent.

(c) Estimated Closing Payment. At the Closing, Buyer shall pay to Seller the Estimated Closing Payment as specified below in Section 2.4.

(d) Escrow Amount. Buyer shall pay to the Escrow Agent the Escrow Amount as set forth in Section 2.5.

Section 2.4 Payment of Purchase Price.

(a) Estimated Purchase Price. The Parties acknowledge and agree that the Closing Payment and Purchase Price will be estimated as of the Closing Date and shall be subject to adjustment as provided in this Section 2.4.

(b) Closing Payment. At the Closing, Buyer shall pay to Seller an amount equal to the Estimated Closing Payment plus any Financing Adjustment less the Escrow Amount less the Promissory Notes, by wire transfer of immediately available funds denominated in Dollars to an account or accounts specified by Seller in writing no later than three (3) Business Days before the Closing Date.

(c) Determination of Estimated Closing Payment. No later than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimates of the Closing Debt, Closing Cash, Closing Working Capital, and any Financing Adjustment, together with a calculation of the Closing Payment based on such estimates and reasonable supporting documentation (the “Estimated Closing Payment”). The Estimated Closing Statement and the estimates and calculations contained therein shall be prepared in accordance with this Agreement.

(d) Determination of Final Closing Payment. As soon as reasonably practicable, but no later than sixty (60) days after the Closing, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of the Closing Debt, Closing Cash, Closing Working Capital, and any Financing Adjustment, together with a calculation of the Closing Payment based on such determination and reasonable supporting documentation. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement. If, within thirty (30) Business Days following receipt by Seller of the Closing Statement, Seller delivers an Objection Notice to Buyer of any dispute Seller has with respect to the Closing Statement, then the Parties shall observe the procedures set forth in Section 2.4(g) with respect to the Closing Payment; provided, that any Buyer delay in providing Seller with access to materials requested by Seller pursuant to Section 6.3(c) in excess of two Business Days shall result in a day-for-day extension of the thirty (30) Business Day deadline for delivery of an Objection Notice.

(e) Adjustments.

(i) If the Closing Payment as finally determined pursuant to Section 2.4(d) and Section 2.4(g) (the “Final Closing Payment”) exceeds the Estimated Closing Payment, then Buyer shall pay to Seller an amount equal to such excess amount by wire transfer of immediately available funds within five (5) Business Days following the date on which the Final Closing Payment is determined.

(ii) If the Final Closing Payment is less than the Estimated Closing Payment, then Seller shall pay to Buyer an amount equal to such difference by wire transfer of immediately available funds within five (5) Business Days following the date on which the Final Closing Payment is determined.

(iii) Any payments actually made or required to be made by a Group Company to any Consent counterparties in connection with their entry into a Consent disclosed on Section 4.3 of the Seller Disclosure Schedule shall be borne one hundred percent (100%) by Buyer and, to the extent paid by Seller or any Group Company, reflected in an increase in the Closing Payment.

(iv) In addition to the Closing Payment, Buyer shall pay the Earnout Amount to Seller within thirty (30) days after the end of each of the first five (5) periods of four quarters commencing with January 1, April 1, July 1, or October 1 to occur after Closing. The Earnout Amount shall be calculated pursuant to Exhibit H for each four quarter period. Buyer shall use best efforts to operate and maintain the SC51 Projects so as to achieve maximum production from the SC51 Projects during this five (5) year period.

(v) Any payment made pursuant to this Section 2.4(e) shall be considered an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

(f) Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP and, to the extent not inconsistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Financial Statements, except that such statements, calculations and determinations shall (i) follow the definitions contained in this Agreement whether or not such terms are consistent with GAAP and (ii) be consistent with the sample calculation set forth in Exhibit B.

(g) Objections to Payment Determinations. Seller may deliver written notice to Buyer of any dispute Seller has with respect to the amounts stated in the Closing Statement or in the calculation of the Earnout Amount (any such written notice, an “Objection Notice”) within the time period specified in Section 2.4(d). An Objection Notice shall (a) specify each disputed item and the amount being disputed, (b) be accompanied by documentation (or a request for further documentation if the necessary documentation is in the possession of Buyer, and not Seller) and explanation in reasonable detail to support each such disputed item and amount and (c) state a reasonable basis for disputing such item and amount. Seller shall be permitted to amend an Objection Notice after delivery to Buyer, or deliver a new Objection Notice to Buyer, if Seller identifies any additional disputes Seller has with respect to the amounts stated in the Closing Statement or in the calculation of the Earnout Amount in the course of resolving any disputes set forth in an Objection Notice. If Seller does not timely deliver an Objection Notice in respect of the Closing Statement within the period specified in Section 2.4(d), then all amounts, determinations or calculations in respect of such Closing Statement shall be final, conclusive and binding on the Parties absent manifest error, as determined in accordance with the procedure set forth in this Section 2.4(g). Buyer and Seller shall negotiate in good faith to resolve each disputed item and amount validly set forth in an Objection Notice (each, an “Objection”). If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve all Objections in writing within thirty (30) days following delivery or amendment by Seller of an Objection Notice, then the Objections that are not resolved in writing between Buyer and Seller (“Remaining Objections”) shall be submitted to the Expert (“Expert Notice”), acting as an expert and not an arbiter, to finally determine in writing in accordance with the terms of this Agreement as soon as practicable thereafter (but in any event within thirty (30) days following the engagement of the Expert, unless the Expert extends such period in its discretion (for a period not to exceed an additional thirty (30) days) or the Parties agree to a longer period pursuant to the terms of the Parties’ engagement letter with such Expert). Any determinations made by the Expert shall be limited to resolution of the Objections as detailed in the Expert Notice and shall be limited to determining issues of fact. The Expert shall not make legal determinations. The Parties shall not engage in any ex parte communications with the Expert. Further, it shall be solely within the discretion of the Expert whether to request any additional evidence, testimony, or written statements from the Parties. Buyer and Seller shall instruct the Expert to deliver a written report containing its calculation of the disputed Objections (which calculation for each such Objection shall be within the range of the values contained in the disputed Closing Statement and the Objection Notice) within such thirty (30)-day period, as may be extended in accordance with this Section 2.4(g); provided, however, that the failure of the Expert to deliver its written report on the Remaining Objections in such time period shall not be a defense or objection to the enforcement of the determination. All Objections that are resolved in writing between the Parties or are determined by the Expert shall be final, conclusive and binding on the Parties absent manifest error, as determined by a court of competent jurisdiction, and the report of the Expert may be entered or enforced in any court of competent jurisdiction. The fees and disbursements to the Expert shall be borne equally by Seller and Buyer. Seller and Buyer shall each bear its own fees and expenses, including the fees of their respective auditors, advisors and consultants incurred in connection with the determination and review of any matter validly set forth in an Objection Notice. For the avoidance of doubt, the report of the Expert, and the agreement of the Parties to submit to the determination of the Expert under this Section 2.4(g), shall be governed and construed in accordance with Article 76 of the New York Civil Practice Law and Rules (or any successor thereto).

Section 2.5 Escrow.

(a) On the Closing Date, the Escrow Amount shall be deposited by Buyer with the Escrow Agent and the Escrow Amount (including any investment proceeds thereon) shall remain with the Escrow Agent from the Closing Date until such Escrow Amount is released to either Seller or Buyer pursuant to Section 2.5(b) in accordance with the requirements of the Escrow Agreement.

(b) Following the Closing Date and upon entry of a Final Judgment in connection with the Boston Project Tax Audit, Buyer shall deliver a copy of such Final Judgment, along with any additional certificate required under the Escrow Agreement, to the Escrow Agent and Seller, and Buyer and Seller shall promptly (and in no event later than three (3) Business Days following delivery of such Final Judgement) jointly instruct the Escrow Agent to release (i) to Buyer by wire transfer of immediately available funds to an account identified by Buyer in accordance with the requirements of the Escrow Agreement the amount so determined by such Final Judgment as being owed by any Buyer Indemnitee or Group Company in connection with the Boston Project Tax Audit and subject to the provisions of Section 2.5(c), (ii) to Seller by wire transfer of immediately available funds to an account identified by Seller in accordance with the requirements of the Escrow Agreement the balance remaining in the Escrow Account, if any.

(c) Following the Closing Date and upon entry of a Final Judgment in connection with the Live Oak Bank Tax Audit, Buyer shall deliver a copy of such Final Judgment, along with any additional certificate required under the Escrow Agreement, to the Escrow Agent and Seller, and Buyer and Seller shall promptly (and in no event later than three (3) Business Days following delivery of such Final Judgement) jointly instruct the Escrow Agent to release (i) to Buyer by wire transfer of immediately available funds to an account identified by Buyer in accordance with the requirements of the Escrow Agreement the amount so determined by such Final Judgment as being owed by any Buyer Indemnitee or Group Company in connection with the Live Oak Bank Tax Audit and subject to the provisions of Section 2.5(b), (ii) to Seller by wire transfer of immediately available funds to an account identified by Seller in accordance with the requirements of the Escrow Agreement the balance remaining in the Escrow Account, if any.

(d) If, at any time following the Closing Date, the balance in the Escrow Account is less than the Escrow Amount and the Seller receives payments on the Promissory Notes or an Earnout Amount, the Seller shall immediately use the payment received to replenish the Escrow Account balance to the Escrow Amount.

Section 2.6 Withholding Amounts and Withholding Rights. Seller and Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Purchase Price any amounts otherwise payable pursuant to this Agreement that are required to be withheld or deducted under the Code or any applicable Law. All such withheld amounts that are paid over to the appropriate Governmental Entity in accordance with applicable Law shall be treated as if delivered to the Person in respect of whom such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Seller hereby represents and warrants to Buyer as follows on the Effective Date and as of the Closing Date, after giving effect to the transactions under the Reorganization Documents:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a legal entity, duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of formation. Each Group Company has the requisite power and authority to own, lease and operate its assets and to carry on its business as presently conducted.

(b) Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the assets owned, leased or operated by it, or the nature of the business as currently conducted by it, makes such qualification or licensing necessary.

(c) Seller has made available to Buyer true and complete copies of the Governing Documents of each Group Company. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in material violation of such Governing Documents.

Section 3.2 Capitalization of the Group Companies.

(a) Seller owns beneficially and of record, and has good and valid title to, all of the Interests, as further described in Part I of Section 3.2(a) of the Seller Disclosure Schedule. The Interests (i) comprise all of the Equity Interests in the Company that are issued and outstanding, (ii) have been duly authorized and are fully paid, (iii) were validly issued in compliance with all applicable Laws, free and clear of all Liens (other than Permitted Encumbrances) and (iv) were not issued in violation of the Company’s Governing Documents. There are no other (A) Equity Interests in the Company, (B) securities that are convertible into or exchangeable for Equity Interests in the Company or (C) rights to acquire Equity Interests in the Company.

(b) As of the Closing Date, the Company owns beneficially and of record, and has good and valid title to, directly or indirectly, all of the Equity Interests in each Holding Company and each Project Company, as further described in Parts I and II of Section 3.2(b) of the Seller Disclosure Schedule. Such Equity Interests (i) comprise all of the Equity Interests in each Holding Company and Project Company that are issued and outstanding other than as disclosed on Parts I and II of Section 3.2(b) of the Seller Disclosure Schedule, (ii) have been duly authorized and are fully paid, (iii) were validly issued in compliance with all applicable Laws, free and clear of all Liens (other than Permitted Encumbrances) and (iv) were not issued in violation of the applicable Group Company’s Governing Documents. All of the issued and outstanding Equity Interests in each Holding Company and Project Company will be owned beneficially and of record, directly or indirectly, through one or more subsidiaries, by the Company immediately prior to the consummation of the transfer contemplated hereby at the Closing following the Interim Reorganization. Other than the issued and outstanding Equity Interests in each Holding Company and Project Company owned beneficially and of record, directly or indirectly, by the Company as set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no other (A) Equity Interests in any Holding Company or Project Company, (B) securities with respect to the Company, any Holding Company or any Project Company that are convertible into or exchangeable for Equity Interests in any other Person or (C) rights to acquire Equity Interests in any of the Company, any Holding Company or any Project Company.

(c) None of the Group Companies owns, directly or indirectly, any Equity Interests, including any joint venture interests, in any Person other than the Holding Companies and Project Companies as disclosed on Parts I and II of Section 3.2(b) of the Seller Disclosure Schedule. Except solely as of the Effective Date or as disclosed on Parts I and II of Section 3.2(b) of the Seller Disclosure Schedule, the Holding Companies have no subsidiaries other than any Group Company. The Project Companies have no subsidiaries.

Section 3.3 Interim Reorganization. The Interim Reorganization will have occurred prior to the consummation of the Transactions at the Closing. Each of the representations and warranties of Seller and the Company set forth in the Reorganization Documents were true and correct in all material respects as of the date made.

Section 3.4 Financial Statements; Liabilities.

(a) Seller has made available to Buyer true and complete copies of the financial statements set forth in Section 3.4(a) of the Seller Disclosure Schedule dated as of the dates set forth therein (such financial statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared (A) from the books and records of the Company and (B) in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates thereof and their respective results of operations for the periods then ended, subject to normal period-end adjustments and for the absence of notes. The Company maintains systems of internal accounting controls sufficient to permit the Financial Statements to be prepared in accordance with GAAP.

(c) None of the Group Companies has any Liability of the type that would be required to be reflected on a balance sheet prepared in accordance with GAAP, consistently applied, other than (i) Liabilities that are reflected or reserved against in the Financial Statements (or in the notes thereto), (ii) Permitted Liens, (iii) Liabilities that are disclosed on Section 3.4(c) of the Seller Disclosure Schedule; and (iv) Liabilities that have arisen after December 31, 2022 in the ordinary course of business pursuant to the terms of any of the Group Companies’ contracts or agreements.

Section 3.5 Material Contracts.

(a) True and complete copies of each Material Contract, including any amendments, waivers or other modifications, have been made available to Buyer. All Material Contracts are listed in Section 3.5(a) of the Seller Disclosure Schedule.

(b) Each Material Contract is valid and binding on the Group Company party thereto and, to the Knowledge of Seller, each counterparty thereto, and is enforceable in accordance with its terms against the applicable Group Company and, to the Knowledge of Seller, each counterparty thereto, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles (the “Equitable Considerations”). Except as disclosed on Section 3.5(b) of the Seller Disclosure Schedule, there is no material breach or default under any Material Contract by any Group Company party thereto and, to the Knowledge of Seller, by any counterparty thereto. No Group Company has received written notice alleging any material breach or default under any Material Contract except, in each case, as would not reasonably be expected to be material to such Group Company. To the Knowledge of Seller, there exists no condition, event, or act that, with the giving of notice or lapse of time or both, would constitute a material default under any Material Contract.

(c) Except as disclosed on Part I of Section 3.5(c) of the Seller Disclosure Schedule, no Group Company has any outstanding capital contribution obligation (contingent or otherwise) under any Governing Document or any Tax Equity Document or other Financing Agreement. Except as disclosed on Part II of Section 3.5(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, there is no event or condition that has occurred that, with notice or lapse of time or both, would reasonably be expected to give rise to a reduction in any Group Company’s percentage allocation of cash available for distribution from any Project.

Section 3.6 Absence of Certain Changes. Since the date of the Financial Statements as set forth in Section 3.4(a) of the Seller Disclosure Schedule and through the Closing Date, except as set forth on Section 3.6 of the Seller Disclosure Schedule, there has not been any (a) change, event, circumstance, development, occurrence or effect that, individually or in the aggregate with other changes, events, circumstances, developments, occurrences or effects, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect or have a material negative impact on any Group Company, or (b) change in accounting methods, principles or practices (whether financial or tax related) affecting the Group Companies, except as required by GAAP or applicable Law. Since the date of the Financial Statements as set forth in Section 3.4(a) of the Seller Disclosure Schedule and through the Closing Date, except as set forth on Section 3.6 of the Seller Disclosure Schedule, each Group Company has conducted its business in all material respects in the ordinary course of business substantially consistent with past practices (except for actions taken or not taken pursuant to this Agreement).

Section 3.7 Litigation. Except as disclosed on Section 3.7 of the Seller Disclosure Schedule, as of the date hereof, there is no Proceeding pending or, to the Knowledge of Seller, any claim threatened in writing (a) against any Group Company, or (b) relating to the transactions contemplated hereby, and to the Knowledge of Seller, there are no facts, conditions or circumstances that would reasonably be expected to form the basis of any such claim.

Section 3.8 Compliance with Permits; Applicable Laws.

(a) Each Group Company and, to the Knowledge of Seller, each third party that is a party thereto, as applicable, is in material compliance with all Permits held by such Group Company, except as would not be material to any Group Company, individually or in the aggregate. No material Proceeding is pending or, to the Knowledge of Seller, threatened in writing against any Group Company (or its contractor, as applicable) and, to the Knowledge of Seller, no event or condition has occurred that, with notice or lapse of time or both, would reasonably be expected to revoke, suspend, cancel or adversely modify any such Permits, except as would not be material to any Group Company, individually or in the aggregate, or have a Material Adverse Effect.

(b) Each Project and the business of each Group Company is, and has been operated in material compliance with all applicable Laws and each Group Company is, and has been, in material compliance with all applicable Laws. No Group Company has received any written notice of any actual or alleged Liability under any applicable Laws, except as would not be, in each case, material to any Group Company, individually or in the aggregate. No Group Company is party to any Order that remains unresolved or that imposes any continuing obligation under any applicable Laws.

(c) Except as set forth in Section 3.8(c) of the Seller Disclosure Schedule, each Project is an Exempt QF.

(d) For each Project with a net power production capacity that exceeds one (1) megawatt, as calculated in accordance with 18 C.F.R. § 292.204(a), Seller has caused to be filed with FERC a Form 556 certification of qualifying small power production facility status, which remains true and accurate with respect to all material facts presented therein, including with respect to the description of the applicable Project and its upstream ownership.

(e) None of the Group Companies has filed a rate schedule or rate tariff with FERC that is effective or has been accepted for filing.

(f) Each Group Company is either (i) not a “holding company,” as such term is defined in Section 1262(8) of PUHCA and FERC’s regulations at 18 C.F.R. § 366.1 or (ii) a “holding company” only with respect to “qualifying small power production facilities” as such term is defined in Section 3(17)(C) of the Federal Power Act and 18 C.F.R. § Part 292 or of “holding companies” of “qualifying small power production facilities”, and, therefore, is exempt from the federal access to books and records provisions of PUHCA and FERC’s accounting, record-retention, and reporting regulations under PUHCA, pursuant to 18 C.F.R. § 366.3(a).

(g) No Group Company is subject to regulation of rates of electric utilities or financial and organizational regulation of electric utilities by any State Commission (as “State Commission” is defined in Section 3(15) of the Federal Power Act).

Section 3.9 OFAC, Anticorruption and Related Matters.

(a) None of the Group Companies or any of their respective directors or officers or, to the Knowledge of Seller, any of their respective employees or agents (i) is or has been a Sanctioned Person, or (ii) engages, or has engaged, in any dealings or transactions, directly or indirectly, with or for the benefit of any Sanctioned Person or involving any Sanctioned Territory. The Group Companies and their respective directors and officers and, to the Knowledge of Seller, their respective employees and agents are, and have been, in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(b) None of the Group Companies has received any written notice of any actual or alleged Liability under any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 3.10  Environmental Matters.

(a) Except as disclosed on Section 3.10(a) of the Seller Disclosure Schedule, each Group Company holds (or its contractors hold, as authorized by applicable Environmental Law) all material Permits required pursuant to Environmental Laws for the ownership and operation of the Projects (“Environmental Permits”).

(b) Except as disclosed on Section 3.10(b) of the Seller Disclosure Schedule, each Group Company (or its contractor, as applicable) is in material compliance with all Environmental Permits.

(c) Except as disclosed on Section 3.10(c) of the Seller Disclosure Schedule, no claim or Proceeding is pending or threatened in writing against any Group Company (or any of its contractors, as applicable) to, and, to the Knowledge of Seller, no event or condition has occurred that, with notice or lapse of time or both, would revoke, suspend, or cancel any material Environmental Permit.

(d) Except as disclosed on Section 3.10(d) of the Seller Disclosure Schedule, each Project and the business of each Group Company is, and has been, operated in compliance with all applicable Environmental Laws, except, in each case, as would not be material to any Group Company.

(e) Except as disclosed on Section 3.10(e) of the Seller Disclosure Schedule, no Group Company has received any written notice of any actual or alleged material Liability (including any investigatory, corrective or remedial obligation) under any Environmental Laws.

(f) Except as disclosed on Section 3.10(f) of the Seller Disclosure Schedule, no Group Company has entered into any agreement with any Governmental Entity pursuant to which it has agreed to remediate any material condition resulting from the release of Hazardous Substances.

(g) Except as disclosed on Section 3.10(g) of the Seller Disclosure Schedule, to the Knowledge of Seller, there is no event or condition that is reasonably likely to materially increase the costs of, or prevent compliance with, any applicable Environmental Laws, with respect to each Project and each Group Company.

(h) Except as disclosed on Section 3.10(h) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Project is sited on premises where Hazardous Substances have been released, leaked, emitted, disposed or discharged into the environment in concentrations or in manner that would reasonably be expected to (i) give rise to any material obligation of any Group Company to undertake investigation or remediation, (ii) otherwise cause any Group Company to incur any material Liabilities or (iii) materially interfere with the construction or operation of any of the Projects.

(i) Seller and the Group Companies have made available to Buyer complete copies and results of any material environmental reports (including Phase I environmental site assessments, Phase II environmental site assessments, reports regarding the environmental condition of any real property (including, the potential presence of jurisdictional waters, protected species or habitats, cultural or archaeological resources), and any reports relating to the investigation or remediation of the environment) and any material notices, demands, claims and Orders relating to environmental and health and safety matters, in each case relating to or covering any portion of the Real Property or the Projects in the possession of or reasonably available to Seller or any Group Company.

Section 3.11  Employee Benefit Plans. None of the Group Companies sponsors, maintains, participates in, has any liability under or administers any Employee Benefit Plans.

Section 3.12  Labor Matters. None of the Group Companies has any employees or former employees and has no liability with respect to any employees or former employees.

Section 3.13  Intellectual Property. The Group Companies own, license or otherwise have rights to use, free and clear of all Liens (other than Permitted Liens), the Intellectual Property Rights used in the Projects. The conduct of the business of each Group Company does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party and, to the Knowledge of Seller, no third party has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned or purported to be owned by any Group Company. No Group Company has received any claim, notice or correspondence alleging that any Group Company is infringing or violating, or has infringed, violated or misappropriated, any Intellectual Property Rights, or challenging any Group Company’s ownership or use of, or rights to, any Intellectual Property Rights used in any Project, in each case that remains unresolved.

Section 3.14  Insurance. Part I of Section 3.14 of the Seller Disclosure Schedule lists all insurance policies held by any Group Company relating to the businesses, assets, liabilities and operations of the Group Companies (“Insurance Policies”). True and complete copies of each such Insurance Policy have been made available to Buyer. All Insurance Policies are in full force and effect and all premiums with respect thereto have been paid. No written notice of termination, cancellation or material premium increase has been received by Seller or any Group Company with respect to any Insurance Policy. No Group Company has received written notice that it is in breach of, or default under, any Insurance Policy, and, to the Knowledge of Seller, no event or condition has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute a breach of, or default under (or give rise to any right of termination, cancellation or material premium increase or reduction in coverage), any Insurance Policy, except as would not be material to the Group Companies taken as a whole. No material claim or demand is pending under any Insurance Policy except as disclosed on Part II of Section 3.14 of the Seller Disclosure Schedule.

Section 3.15  Tax Matters. The representations in this Section 3.15 are the sole representations of Seller as to all tax matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Group Companies and with respect to the assets of the Group Companies (including any Project) have been or will be, if due before the Closing Date, timely filed with the appropriate federal, state, local and foreign taxing authorities, and such Tax Returns are or will be true and complete in all respects. All Taxes due or payable by or with respect to the Group Companies and with respect to the assets of the Group Companies (including any Project), in each case, whether or not shown to be due on such Tax Returns, have been or will be paid in full by the due date thereof. The unpaid Taxes of and with respect to the Group Companies and with respect to the assets of the Group Companies (including any Project) as of the end of the Closing Date do not exceed the Tax Liabilities specifically included in the determination of the Closing Working Capital. None of the Group Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Each of the Group Companies has complied in all respects with all applicable Laws relating to the withholding and remittance to the applicable Governmental Entity of any amount of Taxes (including pursuant to Sections 1441, 1442, 1471, 1472, 3121 and 3402 of the Code and any comparable, analogous or similar provisions under any state, local or foreign Tax Laws), including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Each of the Group Companies has timely collected all sales, use and value added Taxes required to be collected by them, and has timely remitted all such Taxes to the appropriate Governmental Entity.

(c) (i) With respect to Taxes imposed on income “passed through” by a Group Company, as of the date hereof, and (ii) with respect to all other Taxes and except as set forth on Section 3.15(c) of the Seller Disclosure Schedule, as of the date hereof and as of the Closing Date, no deficiencies for or Proceedings regarding Taxes of or with respect to any of the Group Companies, or as to which the assets of any of the Group Companies (including any Project) could be made subject, have been claimed, proposed or assessed by any Governmental Entity (excluding any deficiencies or Proceedings relating to Taxes imposed on Seller that are not related to income allocated by the Group Companies). Except as set forth on Section 3.15(c) of the Seller Disclosure Schedule, there are no outstanding extensions or waivers of any statute of limitations for the collection or assessment of Taxes due from or with respect to the Group Companies or with respect to any assets of any of the Group Companies (including any Project), nor has any request been made for any such extension or waiver. No power of attorney has been granted with respect to any matter relating to Taxes payable by or with respect to a Group Company or with respect to any asset of any Group Company (including any Project) that will be in force at Closing. No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous, or similar provision under any state, local or foreign Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or with respect to any of the Group Companies or with respect to any asset of any of the Group Companies (including any Project), including any application or other request that has been withdrawn. None of the Group Companies has applied for and not received a ruling or determination that relate to Taxes of any of the Group Companies or their assets from any Governmental Entity regarding a past or prospective transaction.

(d) No Liens for Taxes (other than Liens for Taxes set forth in clause (a) of the definition of Permitted Liens) with respect to any assets of any of the Group Companies (including any Project) have been filed.

(e) There is no Proceeding alleging that a Group Company is or may be subject to taxation by, or required to file any Tax Return in, any jurisdiction in which a Group Company does not file Tax Returns or pay Taxes. No Group Company currently has or has had a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business, nor has any Group Company ever engaged in or carried on a trade or business, in any country other than the country in which it is organized and resident. No Group Company currently has or has had nexus (within the meaning of the applicable Law of any applicable state) in any state where such Group Company does not currently, or did not at the applicable time, file Tax Returns and pay Taxes.

(f) None of the Group Companies (i) is a party to, or has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (excluding tax indemnity provisions in any Tax Equity Document, and customary Tax indemnification provisions in commercial contracts, entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes, including gross-up obligations in Financing Agreements or Tax escalation provisions in leases), (ii) is or has been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return, nor have any of the Group Companies been included in any similar arrangement for relief under applicable Law, such as a loss sharing regime, or (iii) has any Liability for Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) or as a transferee or successor, or by contract or otherwise.

(g) None of the Group Companies has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code (i) in the two (2) years immediately preceding the Effective Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(h) No Person will be required to include any item of income in, or exclude any item of deduction from, taxable income with respect to the Group Companies for any Taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) executed on or before the Closing Date, (ii) any installment sale or open transaction disposition made on or before the Closing Date, (iii) an election pursuant to Section 108(i) of the Code made on or before the Closing Date, (iv) the utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code on or before the Closing Date, (v) the application of Section 965 of the Code, (vi) any prepaid amount received on or before the Closing Date, (vii) any intercompany transaction consummated on or before the Closing Date or excess loss account existing on or before the Closing Date, in either case, described in Treasury Regulations issued under Section 1502 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law), (viii) any adjustment under Section 481(a) of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) by reason of a change in method of accounting initiated on or before the Closing Date or (ix) Section 952 of the Code related to subpart F income realized during a Taxable period that begins on or before the Closing Date.

(i) Except as disclosed on Section 3.15(i) of the Seller Disclosure Schedule, each Group Company is, and has been at all times since its formation, treated as a disregarded entity or a partnership for U.S. federal and applicable state (to the extent an applicable state follows the federal income tax treatment) income tax purposes.

(j) Section 3.15(j) of the Seller Disclosure Schedule sets forth all Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements with or granted by any Governmental Entity applicable to any of the Group Companies or any of the assets of any of the Group Companies (including any Project). Seller has made available to Buyer true and complete copies of all material documents related to such Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements. All requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement have been complied with. The consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or order to which any of the Group Companies is currently a party or subject.

(k) No Group Company classified as a partnership for U.S. federal tax purposes has made an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015, P.L. 114-74, or any subsequent law or guidance (including pursuant to Treasury Regulations Section 301.9100-22T) to have the provisions of Section 1101 of such Bipartisan Budget Act apply to any partnership income Tax Returns of such Group Company filed for any taxable year of such Group Company beginning before January 1, 2018.

(l) Each Group Company classified as a partnership for U.S. federal tax purposes has in effect a valid election under Section 754 of the Code, and such election shall remain in effect through the Closing.

(m) No amounts payable by Buyer in consideration for the Interests shall be subject to withholding Tax, except for any amounts required to be withheld in the event Buyer or any of its Affiliates that pays such an amount is not a “tax resident” of the United States.

(n) No Group Company is or has ever been a Disqualified Entity.

(o) Except as disclosed on Section 3.15(o) of the Seller Disclosure Schedule, no claim has been made by any tax equity investor under any applicable Tax Equity Document or by any taxing authority in respect of the loss, disallowance, recapture or reduction of any federal income tax benefit (including investment tax credits under Section 48 of the Code) with respect to any solar asset owned or leased by any Group Company, nor is any such claim expected to occur.

(p) All of the representations and warranties of Seller and any Group Company (and any of their respective Affiliates) set forth in any Tax Equity Document were true, correct and complete when given or deemed given.

(q) No Person has received a cash grant under Section 1603 of the American Recovery and Reinvestment Act of 2009 with respect to any asset owned or leased by a Group Company.

(r) No Group Company is a party to any Tax sharing, Tax indemnification or similar agreement currently in force other than (i) as set forth in any Tax Equity Document, Material Contract or this Agreement or (ii) customary tax indemnification provisions in Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.

(s) Each Project located in the state of California that is directly or indirectly owned or leased by a Group Company currently qualifies for the property tax exclusion for an “active solar energy system” described in Section 73 of the California Revenue and Taxation Code.

Section 3.16  Brokers. Neither Buyer nor the Group Companies will be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor, investment banker, agent or other Person in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of the Group Companies before the Closing.

Section 3.17  Real Property; Personal Property.

(a) Owned Real Property. No Group Company owns fee title to any real property, except to the extent comprising a part of any Project as further described on Section 3.17(a) of the Seller Disclosure Schedule.

(b) Non-Owned Real Property. Each Group Company has good and indefeasible leasehold or easement interest or valid and enforceable rights to acquire such interests, as applicable, in the Real Property subject to its Real Property Agreements. Each Real Property Agreement is described on Section 3.17(b) of the Seller Disclosure Schedule and is free and clear of any Lien, other than Permitted Liens, except as would not be material to or create a risk of forfeiture, loss or restriction on the use of all or any material part of the Project to which such Real Property Agreement relates or the business of the Group Company conducted on the Real Property subject thereto. Except as disclosed on the relevant part of Section 3.17(b) of the Seller Disclosure Schedule corresponding to the subparts of this Section 3.17(b), to the Knowledge of Seller, (i) no Group Company has entered into any written or oral subleases, concessions or other contracts granting to any Person other than any Group Company the right to use or occupy any Real Property, whether as tenants, subtenants, trespassers, licensees, or otherwise, except for Permitted Liens, (ii) no Group Company has granted to any Person other than a Group Company any options or rights of first option, rights of first refusal or other third-party right to purchase or otherwise acquire such Real Property or any portion thereof or interests therein, (iii) no material improvements constituting any portion of the Real Property encroach on real property owned or leased by any other Person or violates any building or setback line, (iv) Seller has received no written notice that any Project or the business of each Group Company is not currently operating in compliance with all matters of record affecting the Real Property, and (v) possession or use and quiet enjoyment by each Group Company of the interests granted under its Real Property Agreements has not been disturbed and Seller has not received written notice of any disputes with respect to the interests granted under such Real Property Agreements. To the Knowledge of Seller, there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the real property or any portion thereof or interest therein comprising a part of any Project or any Project site, or the operation of the business of any Group Company as currently conducted thereon. Seller has received no written notice that the real property comprising each Project site is not in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, and all insurance requirements affecting each Group Company’s use thereof (collectively, the “Real Property Laws”), or that the current use and occupancy of the real property comprising the Project site for each Project and operation of the business conducted thereon by the Group Company owning such Project violates any Real Property Laws. No Group Company has received any written notice of violation of any Real Property Law, and, to the Knowledge of Seller, there is no basis for the issuance of any such notice or the taking of any action for such violation. Seller has received no written notice of any pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any real property comprising any Project site or any portion thereof in the operation of business of any Group Company as currently conducted thereon.

(c) No Condemnation or Unrepaired Casualty. To the Knowledge of Seller, no condemnation is pending or threatened in writing, with respect to any Project or any Project site, or any portion thereof material to the ownership or operation of such Project or Project site, and no unrepaired casualty exists with respect to any Project or any portion thereof material to the ownership or operation of such Project or the sale of energy, capacity, other power attributes, ancillary services or renewable energy credits therefrom.

(d) Personal Property.

(i) Each Group Company has good and marketable title to or holds a valid leasehold interest in all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) used in its Project and the lawful conduct of the business of each Group Company as presently conducted, free and clear of all Liens (other than Permitted Liens and any rights of any counterparty to any Offtake Agreement to acquire energy, renewable energy credits and other power attributes related thereto).

(ii) All such machinery, equipment and other personal property used in the Projects are structurally sound and in working order and operating condition, consistent with similar facilities of a similar age, ordinary wear and tear excepted.

(iii) The Project owned or leased by each Project Company is as set forth in Section 3.17 of the Seller Disclosure Schedule.

(iv) No Project Company owns any material assets other than such Project and any ancillary assets related to the development, construction, operation and maintenance of such Project, and no Project Company is engaged in or has previously engaged in any business other than the development, construction, operation and maintenance of such Project.

(v) No Holding Company owns any material assets other than (x) the Holding Companies and Project Companies as disclosed on Parts I and II of Section 3.2(b) of the Seller Disclosure Schedule and (y) any ancillary assets related to the development, construction, operation and maintenance of the Projects owned or leased by such Project Companies as disclosed on Section 3.17(d) of the Seller Disclosure Schedule.

Section 3.18  Transactions with Affiliates. As of the Closing Date, no Group Company has, or will have, any Liability or other obligations under any Affiliate Contracts. No Affiliate of any Group Company has any current claim or demand or potential claim or demand against such Group Company that may result in Liability to such Group Company.

Section 3.19  Books and Records. The Seller has made available to Buyer true, complete and accurate copies of the Books and Records relating to the Group Companies and the Projects.

Section 3.20  Bank Accounts. Section 3.20 of the Seller Disclosure Schedule sets forth each bank account of each Group Company.

Section 3.21  CFIUS. No Group Company engages in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.22  Solvency. No petition, notice or Order has been presented, no Order has been made, and no resolution has been passed for the bankruptcy, liquidation, winding-up, or dissolution of any Group Company. No receiver, trustee, custodian, or similar fiduciary has been appointed over the whole or any part of the assets or the income of any Group Company. No Group Company has any plan or intention of, and has not received any notice that any other Person has any plan or intention of, filing, making, or obtaining any such petition, notice, Order, or resolution or of seeking the appointment of a receiver, trustee, custodian, or similar fiduciary. Each Group Company is solvent and has sufficient assets and capital to carry on its business as currently conducted and to perform its obligations hereunder.

Section 3.23  Information. The documents and information in the due diligence data site at the Closing Date are true and accurate in all material respects and not intentionally misleading in any material respects. No document has been intentionally modified in order to render it incomplete or misleading. Seller has not, in response to diligent inquiry from Buyer, intentionally withheld any fact, matter, document or information which would or might reasonably be expected to materially and negatively impact the judgement of Buyer regarding the Transaction contemplated hereunder.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer as follows on the Effective Date and as of the Closing Date:

Section 4.1 Organization.

(a) Seller is a Delaware limited partnership, duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has the requisite power and authority to own, lease and operate its assets and to carry on its business as presently conducted.

(b) Seller is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

Section 4.2 Authority. Seller has the requisite limited partnership power and authority to conduct its business and to hold the Interests. Seller has the requisite limited partnership power and authority to execute and deliver this Agreement and each agreement, document or instrument executed and delivered by Seller in accordance with this Agreement and to consummate the Transactions. This Agreement and each other Transaction Document, agreement, document or instrument executed and delivered by Seller in accordance with this Agreement (collectively, the “Seller Documents”), have been duly and validly authorized and approved by all requisite limited partnership action on the part of Seller, and no other authorization on the part of Seller is necessary to authorize any Seller Document. The Seller Documents have been duly and validly executed and delivered by Seller and constitute valid, legal and binding agreements of Seller (assuming due and valid authorization, execution and delivery by any other parties thereto), enforceable against Seller in accordance with their respective terms, subject to the Equitable Considerations.

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no Order, Permit or other consent, waiver, approval or authorization (any of the foregoing, a “Consent”) of any Governmental Entity or other third party is necessary for the execution, delivery or performance by Seller of any Seller Document or the consummation by Seller of the Transactions, except for those Consents disclosed on Section 4.3 of the Seller Disclosure Schedule. Except as set forth on Section 4.3 of the Seller Disclosure Schedule, neither the execution, delivery or performance by Seller of any Seller Document nor the consummation by Seller of the Transactions will (i) conflict with or result in any breach of any provision of the Governing Documents of Seller or any Group Company, (ii) contravene, conflict with or result in a breach of, or default or accrued indemnification obligation under or give rise to any right of termination, cancellation, acceleration or payment (including any mandatory prepayment or indemnification obligation) or loss of any material privilege with or without notice or lapse of time or both, under (A) any applicable Law or (B) any Contract binding upon Seller or any of its respective assets, or (iii) violate any applicable Law, except, in the case of the foregoing clauses (ii) and (iii), as would not materially impair or delay the ability of Seller to perform its obligations hereunder.

Section 4.4 Ownership of the Interests. Seller owns beneficially and of record, and has good and valid title to, all of the Interests. Upon consummation of the Transactions, Seller will have transferred to Buyer the Interests, free and clear of all Liens (other than Permitted Encumbrances).

Section 4.5 Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller, including with respect to any alleged violation of Law (including Sanctions, any Anti-Corruption Law or any Anti-Money Laundering Law).

Section 4.6 Brokers. Neither Buyer nor the Group Companies will be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor, investment banker, agent or other Person in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates before the Closing.

Section 4.7 Exclusivity of Representations and Warranties. The representations and warranties made in Article III and in this Article IV, as qualified in each case by the Seller Disclosure Schedule, together with any certifications made by Seller in any agreement, document or instrument executed by Seller in accordance with this Agreement, including the Seller Documents, are the exclusive representations and warranties of any kind or nature, express or implied, of Seller, the Group Companies or their respective Representatives as to the Interests or the business, assets, liabilities or prospects of the Group Companies, and Seller hereby specifically disclaims any other representations or warranties, including any representation or warranty with respect to any projections, forecasts, plans, budgets or other estimates of future revenues, expenses, results of operations, cash flows or financial condition, or any component of any of the foregoing, of Seller or the Group Companies.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows on the Effective Date and as of the Closing Date:

Section 5.1 Organization. Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has the requisite limited liability company power and authority to carry on its business as presently conducted, except where the failure to have such power or authority would not prevent the consummation of the Transactions. Buyer is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which such qualification or licensing is necessary, except where the failure to be so qualified, licensed or in good standing would not prevent the consummation of the Transactions.

Section 5.2 Authority. Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document, agreement, document or instrument executed and delivered by Buyer in accordance with this Agreement (collectively, the “Buyer Documents”) and to consummate the Transactions. The execution and delivery of each Buyer Document has been duly authorized by all necessary limited liability company action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize any Buyer Document or to consummate the Transactions. Each Buyer Document has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming due and valid authorization, execution and delivery by any other parties thereto), enforceable against Buyer in accordance with their respective terms, subject to the Equitable Considerations.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Seller set forth in Section 3.8 and Section 4.3, no Consent of any Governmental Entity or other third party is necessary for the execution, delivery or performance by Buyer of any Buyer Document or the consummation by Buyer of the Transactions, except for those Consents disclosed on Section 5.3 of the Buyer Disclosure Schedule. Neither the execution, delivery or performance by Buyer of any Buyer Document nor the consummation by Buyer of the Transactions will (i) conflict with or result in any breach of any provision of the Governing Documents of Buyer, (ii) contravene, conflict with or result in a breach of, or default or accrued indemnification obligation under (or give rise to any right of termination, cancellation, acceleration or payment (including any mandatory prepayment or indemnification obligation)) or loss of any material privilege with or without notice or lapse of time or both, under (A) any applicable Law or (B) any Contract binding upon Buyer or any of its respective assets, or (iii) violate any applicable Law, except, in the case of the foregoing clauses (ii) and (iii), as would not materially impair or delay the ability of Buyer to perform its obligations hereunder.

Section 5.4 Litigation. There is no Proceeding pending, or to the Knowledge of Buyer, threatened in writing against Buyer relating to the Transactions or that would reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

Section 5.5 Financial Ability to Perform. Buyer has, as of the Effective Date, and will have immediately prior to and at the Closing, available funds sufficient to enable Buyer to perform all of its obligations hereunder, including delivering the Estimated Closing Payment and the Final Closing Payment to Seller, as and when contemplated by this Agreement. Without limiting this Section 5.5, in no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

Section 5.6 Violation of Applicable Law.

(a) Buyer is in material compliance with all applicable Laws. Buyer has not received any written notice of any actual or alleged Liability under any applicable Laws, except as would not be material to Buyer’s ability to consummate the Transactions.

(b) None of Buyer or any of its directors or officers or, to the Knowledge of Buyer, any of their respective employees or agents (i) is or has been a Sanctioned Person, or (ii) engages, or has engaged, in any dealings or transactions, directly or indirectly, with or for the benefit of any Sanctioned Person or involving any Sanctioned Territory. Buyer and its directors and officers and, to the Knowledge of Buyer, its employees and agents are, and have been, in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(c) Buyer has not received any written notice of any actual or alleged Liability under any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.7 Solvency. Immediately after giving effect to the Transactions, Buyer will: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

Section 5.8 Brokers. Seller will not be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor, investment banker, agent or other Person in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates before the Closing.

Section 5.9 Investigation; No Other Representations; Investment Risk.

(a) Except for the representations and warranties made in Article III and in Article IV, as qualified in each case by the Seller Disclosure Schedule, and any certifications made by Seller pursuant to this Agreement and in any agreement, document or instrument executed by Seller in accordance with this Agreement, Buyer and its Related Parties have relied solely on the results of their own independent review and analysis of the Group Companies (including Seller’s investigation of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Group Companies) in connection with Buyer’s decision to purchase the Interests and enter into this Agreement.

(b) The representations and warranties made in this Article V, together with any certifications made by Buyer in any agreement, document or instrument executed and delivered by Buyer in accordance with this Agreement, including the Buyer Documents, are the exclusive representations and warranties of any kind or nature, express or implied, of Buyer in connection with the Transactions, and Buyer hereby specifically disclaims any other representations or warranties.

(c) Buyer (i) is an “accredited investor” within the meaning of Regulation D of the Securities Act, (ii) is able to bear the economic risk of its investment in the Interests (including total loss of its investment) and (iii) has (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the Transactions.

Article VI
COVENANTS

Section 6.1 Conduct of Business of the Group Companies.

During the period from the Effective Date and continuing until the earlier of termination of this Agreement pursuant to Article VIII or the Closing Date (the “Interim Period”), except as required or expressly permitted by this Agreement, as set forth on Section 6.1 of the Seller Disclosure Schedule, or as consented to in writing by Buyer, Seller shall, and shall cause each Group Company to, operate its business in the ordinary course consistent with past practice and in accordance with applicable Law and all Permits in all material respects, and to preserve intact the Projects and all Contracts entered into by the Group Companies. Notwithstanding the first sentence of this Section 6.1, during the Interim Period, except (i) as is necessary to comply with requirements of this Agreement or under any Contracts binding on any Group Company or any Permits of any Group Company, (ii) as required in case of any Emergency and/or (iii) as set forth on Section 6.1 of the Seller Disclosure Schedule, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause each of the Group Companies to not to:

(a) adopt any material amendments to any such Group Company’s Governing Documents;

(b) acquire any interests or other assets other than immaterial assets acquired in the ordinary course of operating the Projects;

(c) sell, lease, transfer or otherwise dispose of any assets, other than any sale to any counterparty to any Offtake Agreement of any energy, renewable energy credits and other power attributes related thereto or any sale, lease, transfer or other disposition of surplus or obsolete assets in the ordinary course of business substantially consistent with past practices;

(d) terminate, amend (other than to allow the Transactions to be permissible under any Material Contracts), extend or renew any Material Contract or enter into any new Contract that would qualify as a Material Contract had it been executed as of the Effective Date (other than any termination at the end of the stated term in accordance with the terms of any such Material Contract);

(e) make any loans, advances or capital contributions to, or investments in, any Person (other than a Group Company);

(f)   incur any Debt (other than under Financing Agreements executed as of the Effective Date);

(g) make any capital expenditures in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(h) create or otherwise incur any Lien on any assets of any Group Company (other than Permitted Liens);

(i) materially change the accounting, billing, cash management, inventory or spare parts practices used by any Group Company (including with respect to the timing and frequency of collection of receivables);

(j) pay any distribution by any Group Company other than (x) to the Company, (y) any distributions between the Group Companies, and (z) as required by such Group Company’s Governing Documents;

(k) (i) initiate or settle (A) any warranty claim (other than a claim that will benefit a Group Company) or (B) any other Proceeding, or (ii) consent to any Order, including with respect to the Edison Project Litigation and the Boston Project Tax Audit, that orders or provides for any relief other than the payment of cash by Seller;

(l) fail to obtain or maintain any Permit needed for operation of any Project;

(m)   take any Insolvency action;

(n) engage in any new line of business;

(o) take any action, and cause each Group Company not to engage in any action, that would result in any material change, modification, amendment, or alteration of any Project site except in the ordinary course of business;

(p) hire, or allow any Group Company to hire, any employees;

(q) fail to maintain in effect any policies and procedures designed to ensure compliance by Seller and each Group Company, as applicable, and their respective directors, officers, employees and agents, as applicable, with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws; and

(r)   with respect to any Group Company or any asset of any of the Group Companies:

(i) change or revoke any existing Tax election;

(ii) change any method of Tax accounting;

(iii) amend any Tax Return;

(iv)   settle or compromise any Proceeding relating to Taxes (excluding (A) the Proceeding set forth in Section 3.15(c) of the Seller Disclosure Schedule and (B) any Proceeding relating to Taxes, the settlement or compromise of which would not be reasonably expected to affect Taxes imposed on the Group Companies or Buyer following the Closing);

(v) surrender or compromise of any right to claim any Tax refund;

(vi)   execute any agreement affecting any Tax or refund or filing any request for rulings (excluding any agreements relating to a reduction in property taxes);

(vii)  execute any Tax allocation, indemnity or sharing agreement;

(viii)  extent or waive the statute of limitations period applicable to any Tax or Tax Return; or

(ix)   take any action or omit to take any action, other than substantially in accordance with past practices, that would materially increase Buyer’s, any of its Affiliates’ or any Group Company’s Liability for Taxes, in each case of the foregoing clauses (i) through (ix) only if such action could reasonably be expected to affect any Group Company or any of their assets after the Closing Date.

Section 6.2 Tax Matters.

(a) All Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer and Seller shall cooperate in good faith to timely submit all amounts, filings, returns, reports and forms as may be required in connection with the payment of such Transfer Taxes, and, to the extent required, shall execute and deliver all instruments and certificates necessary to enable the other party to comply with any filing requirements relating to any such Transfer Taxes. Seller and Buyer shall use commercially reasonable efforts to lawfully reduce the amount of Transfer Taxes payable, including availing themselves of any available exemptions from any such Transfer Taxes, and to cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

(b) With respect to Taxes of or with respect to the Group Companies, and Taxes with respect to the assets of the Group Companies, relating to any Taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), for purposes of determining the allocation of Taxes for purposes of this Agreement, the portion of any Tax that is allocable to the Taxable period that is deemed to end on the Closing Date will be: (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period through the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes (including income, capital gains and similar Taxes) (and the Tax attributes associated therewith (e.g., deductions)) determined using the “proration method” contemplated by Treasury Regulation Section 1.706-4(a)(3).

(c) The Parties agree that the Purchase Price (plus any liabilities deemed assumed for U.S. federal income Tax purposes and any other applicable items of consideration) will be allocated among the assets of the Group Companies (including the Equity Interests in any Group Company other than the Company, as applicable) in a manner consistent with Sections 743, 755 and 1060 of the Code and the Treasury Regulations issued thereunder and, to the extent not inconsistent therewith, any other applicable Tax Law. Seller shall complete a draft schedule (the “Allocation Schedule”) allocating the Closing Payment (plus any liabilities deemed assumed for U.S. federal income Tax purposes and any other applicable items of consideration) to the assets of the Group Companies in accordance with the immediately preceding sentence and provide a copy to Buyer within thirty (30) days following the final determination of the Final Closing Payment pursuant to this Agreement. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days following delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that, if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by the Expert or, if the Expert is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller (the finalized Allocation Schedule being referred to herein as the “Asset Allocation”). The costs and expenses of the Expert shall be borne by Buyer and Seller in proportion to their relative success in the resolution of the dispute (which proportional allocation shall also be determined by the Expert at such time that it makes its final determination). Buyer and Seller shall file, and cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Asset Allocation and shall take no position inconsistent therewith, unless, and then only to the extent, required to do so by a determination within the meaning of Section 1313(a) of the Code. To the extent the Purchase Price is adjusted under this Agreement, then the Asset Allocation shall be adjusted in accordance with the requirements of Sections 743, 755 and 1060 of the Code and other provisions of applicable Tax Law, and as agreed by the Parties in accordance with the principles of this Section 6.2(c).

(d) Following the Closing, with respect to each Group Company other than the Company, (i) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, and delayed), Buyer shall not, and shall cause its Affiliates (including any Group Company that serves as the “partnership representative” (as such term is defined in the Partnership Audit Rules) of any Group Company) to not, (A) enter into any settlement, closing or similar agreement with the IRS or any state or local taxing authority with respect to any of such Group Company’s U.S. federal income tax returns or (B) commence a judicial action related to any of such Group Company’s U.S. federal income tax returns, in each case, to the extent such action would reasonably be expected to result in Seller being obligated to indemnify Buyer or any of its Affiliates under this Agreement, (ii) Buyer shall, and shall cause its Affiliates to, provide to Seller for review and comment (any such comments to be considered by Buyer in good faith) copies of all pleadings, settlements and other material correspondence relating to any tax action, audit, investigation, claim or controversy related to any of such Group Company’s U.S. federal income tax returns that would reasonably be expected to result in Seller being obligated to indemnify Buyer under this Agreement and (iii) unless otherwise required by applicable Law or under any Tax Equity Document, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed), Buyer shall not, and shall cause its Affiliates to not, change the “partnership representative” or “designated individual” (as such terms are defined in the Partnership Audit Rules (or the state or local equivalent)), if any, that is provided on any of such Group Company’s U.S. federal, state or local income tax returns for any taxable year that includes or ends on or before the Closing Date.

(e) Seller shall be entitled to the Company’s applicable share of any refund of Taxes imposed on any Group Company for a taxable period (or portion thereof) ending on or before the Closing Date, which refund is received by a Group Company after the Closing, net of any reasonable out-of-pocket expenses incurred by Buyer, a Group Company, or any of their Affiliates in obtaining such refund and Taxes resulting from the receipt of such refund (“Tax Refund”). Any such Tax Refund shall be paid to Seller within ten (10) days of such receipt.

Section 6.3 Access.

(a) Seller shall, and shall cause each Group Company, to retain all of the Books and Records of each Group Company in accordance with Prudent Industry Practices through the Closing Date.

(b) During the Interim Period, Seller shall, upon reasonable prior notice, provide to Buyer and Buyer’s Representatives, at Buyer’s expense and during normal business hours, reasonable access to all Project sites and all assets, books and records of the Group Companies, and to the Representatives of the Group Companies (to the extent such Representatives directly provide services for or on behalf of any Group Company) to the extent reasonably required by Buyer in connection with the Transactions. Notwithstanding the foregoing, (i) any such access shall be in such a manner as not to interfere unreasonably with the business or operations of the Group Companies or its subsidiaries; and (ii) the Group Companies shall not be required to provide access where any Group Company determines in its reasonable judgment that such access would be reasonably likely to (A) result in the loss of the protection of any attorney-client or other privilege held by any Group Company, (B) violate any applicable Law or (C) breach any binding agreement entered into prior to the date of this Agreement of any Group Company with any third party, provided that such Group Company shall have used commercially reasonable efforts to obtain a waiver or make appropriate substitute arrangements under circumstances in which the restrictions of this clause would apply. All information made available pursuant to this Section 6.3 shall be treated as “Confidential Information” pursuant to the terms of Section 6.7.

(c) Following Closing, (i) subject to the terms of Section 6.7, Seller shall be entitled to retain copies of all books and records of the Group Companies, and (ii) Buyer shall, and will cause its Representatives to, (1) afford to Seller and their Affiliates, including their respective Representatives, reasonable access to all books, records, files, documents and sites, in each case of clauses (i) and (ii), in order to (w) evaluate the Closing Statement; (x) prepare for and participate in any investigation and defend or prosecute any claims in respect of the period prior to Closing or to comply with Tax or regulatory requirements for periods prior to Closing relating to or involving Seller or its Affiliates, or in which Seller or its Affiliates may have an interest; (y) discharge its obligations under this Agreement; and (z) comply with financial reporting requirements in respect of the period prior to Closing or to comply with Tax or regulatory requirements for periods prior to Closing; and (2) afford Seller, its Affiliates and their respective Representatives reasonable assistance in connection with other reasonable requests in respect of the period prior to Closing or to comply with Tax or regulatory requirements for periods prior to Closing, including for access to books, records, files, documents and sites; provided that in all cases Seller shall provide Buyer with reasonable prior written notice of such requests and comply with all safety and other reasonable protocols of Buyer and its Affiliates related to such access. Buyer will cause such records to be maintained for a period of seven (7) years from the Closing Date (or longer if required by applicable Law).

Section 6.4 Efforts to Close. During the Interim Period, the Parties shall cooperate with each other in good faith and each Party shall use its commercially reasonable efforts to (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable on its part under this Agreement, applicable Law or otherwise to cause the conditions set forth in Article VII to be satisfied and to enable the Closing to occur as promptly as reasonably practicable and in any event before the Termination Date and (ii) obtain all Consents of any Governmental Entity or third party that are required to be obtained by such Party or its respective Affiliates in connection with the Transactions, and to cause the condition set forth in Section 7.1(a) to be satisfied at the Closing.

Section 6.5 Replacement of Credit Support. Buyer shall replace or provide at Closing any credit or collateral support required to be issued by, or on behalf of, any Group Company or in connection with any Project set forth in Section 1.1(f) of the Seller Disclosure Schedule, to the extent required to (x) obtain any Consents of any third party that are required to be obtained by the Parties or their respective Affiliates in connection with the Transactions, and (y) cause the condition set forth in Section 7.1(a) to be satisfied at the Closing. Seller shall cooperate with Buyer in good faith and use commercially reasonable efforts to assist Buyer in the replacement of such credit or collateral support.

Section 6.6 Public Announcements. Except as required by Law or the rules and regulations of, or any listing agreement with, any national or international securities exchange to which a Party or its Affiliates is subject (including the Oslo Stock Exchange), neither Seller nor Buyer may issue any press release or other public announcement, relating to the subject matter of this Agreement, the Transactions, any of the Group Companies or any asset of any of the Group Companies without the approval of Buyer or Seller, respectively; provided that, if permissible under applicable Law, Buyer shall provide advance copies of, and consider in good faith Seller’s comments on, any press release or other public announcement relating to the subject matter of this Agreement, the Transactions, any of the Group Companies or any asset of any of the Group Companies that is required by Law, the rules and regulations of, or any listing agreement with, any national securities exchange to which Buyer or its Affiliate is subject. Notwithstanding the foregoing, any Party may, without consulting with the other Parties, make any public statement that is not inconsistent with public statements previously made in compliance with this Section 6.6.

Section 6.7 Confidential Information.

(a) Each Party hereby covenants and agrees to maintain confidential all Confidential Information relating to the other Party or any of such other Party’s Affiliates as further described in this Section 6.7. Without limiting the generality of the foregoing, each Party shall cause its Affiliates and other Representatives to exercise the same level of care with respect to Confidential Information relating to the other Party or any of its Affiliates as it would with respect to proprietary information, materials and processes relating to itself or any of its Affiliates. “Confidential Information” shall mean all information, materials and processes relating to a Party or any Affiliate of such Party obtained by the other Party or any Affiliate thereof before, on or after the date hereof in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) relating to, arising out of or in connection with the Transactions and shall include the existence and terms and conditions of this Agreement and the other Transaction Documents, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information which becomes generally available to the public other than by release in violation of the provisions of this Section 6.7(a), (ii) information which becomes available on a non-confidential basis to a Party from a source other than the other Party to this Agreement or its Affiliates, provided that, the Party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a Party without violating this Section 6.7(a) or any other confidentiality agreement with the other Party. Except with the prior written consent of the other Party, each Party will use the other Party’s Confidential Information only in connection with the performance of its obligations hereunder and each Party shall restrict access to the other Party’s Confidential Information to those Representatives and Affiliates of such Party that require access for the purpose of performing their obligations hereunder and have agreed to be bound by similar confidentiality restrictions or are otherwise bound by an ethical duty of confidentiality. Notwithstanding any provision of this Section 6.7(a) to the contrary, a Party may disclose such portion of the Confidential Information (A) to such Party’s respective Representatives and Affiliates for purposes of assisting such Party with the transactions contemplated by this Agreement, (B) solely in the case of Buyer, as reasonably necessary for Buyer to conduct the operations of the Projects after the Closing, (C) relating to the other Party or any of such other Party’s Affiliates to the extent, but only to the extent, the disclosing Party reasonably believes based on the advice of counsel that such disclosure is required by judicial or administrative process or by other requirements of applicable Law or pursuant to the rules and regulations of, or any listing agreement, with any national securities exchange to which a Party or its Affiliates is subject, (D) as reasonably necessary in connection with a dispute between the Parties or the defense of any claim or Proceeding, (E) as required to be made or desirable in connection with regulatory proceedings (including proceedings relating to FERC, the United States Securities and Exchange Commission or any other federal, state or provincial regulatory agency) or rating methodology for a credit rating or (F) to any actual or potential lender, any actual or potential investor, any other potential acquirer of any direct or indirect ownership interest in a Party or the Group Companies or to any representative or advisor providing professional advice to a Party or to any of the foregoing who has a need to know such information and has agreed or otherwise has an ethical duty to keep such information confidential; provided that, in the case of clause (C), if permissible under applicable Law and practicable, the disclosing Party must first notify the other Party of such requirement and allow such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 6.7(a) and that the non-breaching Party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 6.7(a).

(b) To the extent disclosure of Confidential Information by a Party to another Party may cause the waiver of any applicable privilege protecting disclosure in any proceeding against a Governmental Entity, the Parties shall take commercially reasonable efforts to effect an agreement regarding common legal interest to protect disclosure of such privileged Confidential Information.

Section 6.8 Change of Entity Legal Names. Within one hundred and twenty (120) days following the Closing Date, Buyer shall use commercially reasonable efforts to (a) make any filings necessary to ensure that the name of each Group Company containing “C2” be changed to a name which does not contain “C2” or any derivative thereof which cannot be confused with “C2” and (b) promptly provide to Seller a copy of the filings and, when available, the evidence of effectiveness thereof; provided, however, that such time limit to comply with the requirements of this Section 6.8 shall be extended with respect to a Group Company to the extent Buyer is unable to obtain any necessary third party consent or governmental approval with respect to such Group Company’s name change within such one hundred twenty (120)-day time limit and in that event Buyer shall use commercially reasonable efforts to attempt to obtain such consent or approval to effect the name change as soon as possible. If Buyer is unable to obtain any such consent or approval despite Buyer’s commercially reasonable efforts to do so, Buyer shall have no further obligation to comply with the requirements of this Section 6.8.

Section 6.9 Seller Disclosure Schedule; Supplements to Seller Disclosure Schedule.

(a) During the period after the Effective Date until two (2) Business Days prior to the Closing Date, Seller shall supplement, modify, update or amend the Seller Disclosure Schedule by submitting to Buyer in writing any proposed supplement, modification, update or amendment, together with supporting documentation relating to each such supplement, modification, update or amendment in the Seller Disclosure Schedule as necessary in order to reflect (i) matters arising after the Effective Date which, if existing on the Effective Date, would have been required to have been set forth on the Seller Disclosure Schedule and (ii) any matters approved by Buyer pursuant to Section 6.1 (“Updating Information”); provided, however, that if any Updating Information includes information which (A) cures what would otherwise have been a material breach of Seller’s representations or warranties made in this Agreement at the time such representation or warranty was previously made, (B) relates to events or changes since the Effective Date that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, or (C) Seller indicates in writing the Updating Information is a Material Update, then such Updating Information shall be deemed a “Material Update”. Buyer may, in its sole discretion, as a result of a Material Update proposed by Seller that has not been cured (x) elect to terminate this Agreement pursuant to Section 8.1(b) (after expiration of the cure periods set forth therein) or (y) within ten (10) Business Days, propose an adjustment to the Purchase Price based upon the economic impact of such Material Update. If Seller objects in writing to Buyer’s proposed adjustment to the Purchase Price pursuant to the preceding clause (y) within ten (10) Business Days of receipt, Buyer and Seller shall in good faith work to mutually resolve such dispute. If Buyer and Seller are unable to resolve such dispute within ten (10) Business Days of Buyer’s receipt of Seller’s written objection, then Buyer and Seller shall submit such dispute to a mutually agreeable investment bank, finance firm or independent arbitrator (the “Arbitrator”) for resolution within thirty (30) days of submission, and the Arbitrator shall review and rely upon an appraisal by an appraiser or other professional organization, mutually agreeable to the Parties, with experience in valuing operating distributed generation stage solar projects (an “Appraiser”). If Buyer and Seller are unable to mutually agree on an Appraiser within ten (10) Business Days, Buyer and Seller shall each select an Appraiser and such Appraisers shall select a third Appraiser and the Arbitrator will take all three (3) appraisals into consideration. The determination of the Purchase Price adjustment by the Arbitrator shall be conclusive and binding upon Buyer and Seller.

(b) If the Closing occurs, notwithstanding the Updating Information provided prior to the Closing Date, then in either case the information constituting such Updating Information shall be deemed an “Accepted Update”. Subject to the limitations in this Section 6.9, with respect to any Accepted Update, the relevant Seller Disclosure Schedule containing the Accepted Updates as of the Closing Date shall entirely supersede the Seller Disclosure Schedule delivered as of the Effective Date and shall thereafter be the Seller Disclosure Schedule of reference for purpose of determining whether (i) a condition precedent under Article VII has been met as of the Closing Date or (ii) a representation or warranty made by the Seller in Article III or Article IV as of the Closing Date has been breached. If the Closing shall occur after any Accepted Update is made to the Seller Disclosure Schedule, then, except in the case of Fraud, Buyer’s right to indemnification, if any, with respect to the Accepted Update shall be expressly waived or modified with respect to matters disclosed in such Accepted Update.

Article VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1 Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) all Consents set forth on Schedule 4.3 of the Seller Disclosure Schedule and Schedule 5.3 of the Buyer Disclosure Schedule shall have been duly obtained, made or given and shall be in full force and effect; and

(b) no Law shall be in effect that prohibits the consummation of the Transactions.

Section 7.2 Other Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer) of the following additional conditions:

(a) each of the representations and warranties of Seller contained in Article III and Article IV of this Agreement (taking into account any supplement delivered in accordance with Section 6.9) shall be true and correct as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the Effective Date), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not reasonably be expected to have a Material Adverse Effect;

(b) Seller shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller under this Agreement on or before the Closing Date;

(c) Seller shall have delivered (i) the documents required in accordance with Section 2.3, (ii) a certificate of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied, and (iii) a certificate of an authorized officer of Seller, dated as of the Closing Date, attaching (A) its certificate of formation, as certified by the Secretary of State of the State of Delaware, (B) certificates from appropriate Governmental Entities, dated as of a recent date, as to the good standing and legal existence of Seller in Delaware and in each jurisdiction in which it is qualified to do business and (C) a copy of resolutions of Seller authorizing the execution, delivery and performance of this Agreement, the Seller Documents and the Transactions;

(d) Each Affiliate Contract other than those Affiliate Contracts that are solely between Group Companies shall have been terminated and no Group Company has any Liability or other obligations arising from or related to such termination;

(e) the Interim Reorganization shall have occurred; and

(f)   no Material Adverse Effect shall have occurred, the effect of which is continuing.

Section 7.3 Other Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller) of the following additional conditions:

(a) (i) each of the representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of the Effective Date), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions;

(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by Buyer under this Agreement on or before the Closing Date; and

(c) Buyer shall have delivered (i) the documents required in accordance with Section 2.3, (ii) a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied, and (iii) a certificate of an authorized officer of Buyer, dated as of the Closing Date, attaching (A) its certificate of formation, as certified by the Secretary of State of the State of Delaware, (B) certificates from appropriate Governmental Entities, dated as of a recent date, as to the good standing and legal existence of Buyer in Delaware and in each jurisdiction in which it is qualified to do business and (C) a copy of resolutions of Buyer authorizing the execution, delivery and performance of this Agreement, the Buyer Documents and the Transactions.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such Party’s breach or nonperformance of any representation, warranty, covenant or other agreement contained in this Agreement or any other Transaction Document is the principal cause of the failure of the Closing to occur.

Article VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, if (i) Seller materially breaches any of its obligations pursuant to this Agreement such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and such breach is not cured within thirty (30) days following Seller’s receipt of written notice of such breach from Buyer, (ii) any representation, warranty or certification made by Seller pursuant to this Agreement proves to have been false or inaccurate in any material respect when made such that any condition to Closing set forth in Section 7.2(a) or Section 7.2(c) would not be satisfied and the underlying facts are not corrected or cured so as to make such condition capable of satisfaction within thirty (30) days following Seller’s receipt of written notice of such failure from Buyer, or (iii) Seller is Insolvent; provided that Buyer is not then in breach of this Agreement so as to cause any condition to Closing set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(c) by Seller, if (i) Buyer materially breaches any of its obligations pursuant to this Agreement such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and such breach is not cured within thirty (30) days following Buyer’s receipt of written notice of such breach from Seller, (ii) any representation, warranty or certification made by Buyer pursuant to this Agreement proves to have been false or inaccurate in any material respect when made such that any condition to Closing set forth in Section 7.3(a) or Section 7.3(c) would not be satisfied and the underlying facts are not corrected or cured so as to make such condition capable of satisfaction within thirty (30) days following Buyer’s receipt of written notice of such failure from Seller, or (iii) Buyer is Insolvent; provided that Seller is not then in breach of this Agreement so as to cause any condition to Closing set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(d) by the Buyer if pursuant to the Celtic Bank Proceedings the Plaintiff is granted any order and/or judgment or if the Buyer reasonably believes that the Celtic Bank Proceedings are causing a Material Adverse Effect or will cause a Material Adverse Effect following Closing;

(e) by any Party, if the Transactions have not been consummated on or before the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to a Party whose breach or nonperformance of any representation, warranty, covenant or other agreement contained in this Agreement is the principal cause of the failure of the Transactions to be consummated on or before the Termination Date; or

(f)   by any Party, if any Law that permanently prohibits the consummation of the Transactions has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to a Party whose breach or nonperformance of any representation, warranty, covenant or other agreement contained in this Agreement is the principal cause of such prohibition.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to this Article VIII, this entire Agreement shall forthwith become void and there shall be no Liability or other obligation on the part of Buyer, Seller, or any of their respective Related Parties, except that (a) Section 6.7, this Section 8.2 and Article X (other than Section 10.14) shall survive such termination and remain valid and binding obligations of the Parties, (b) no such termination shall relieve Buyer or Seller from any Liability for any breach of its obligations under this Agreement before such termination (including breach of any obligation to consummate the Transactions in accordance with the terms of this Agreement), (c) if the Transactions contemplated are terminated as provided herein, Buyer shall return to Seller or destroy all documents and other materials received from Seller and their Affiliates and Representatives relating to the Transactions, whether obtained before or after the execution hereof, including all materials developed from any such documents or other materials and confirm such destruction in writing to Seller; provided that, neither Buyer nor such Buyer’s Affiliates or its or their Representatives shall be required to delete Confidential Information from back-up, archival electronic storage or to the extent that such Confidential Information is retained in order to comply with any Law, professional standard or internal record retention policy and (d) Buyer shall not use any such information obtained from any documents and other materials received from Seller and their Affiliates and Representatives relating to the Transactions, whether obtained before or after the execution hereof, except as permitted by Section 6.7.

Article IX
SURVIVAL; RELEASE

Section 9.1 Survival. Subject to and except as set forth in Section 9.2, the Parties, intending to modify any applicable statute of limitations, agree that, (a) except in the case of Fraud, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after Closing, there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to Closing, other than in the case of Fraud. All covenants and agreements contained in this Agreement that contemplate performance thereof following Closing (or otherwise expressly by their terms survive Closing) will survive such Closing until performed in accordance with their terms.

Section 9.2 Exclusive Remedy.

(a) Subject to Section 2.5, from and after the Effective Date (or the Closing Date with respect to the Group Companies) through the date of entry of a Final Judgment in connection with the Boston Project Tax Audit, Seller shall indemnify, defend, reimburse and hold harmless Buyer Indemnitees and the Group Companies, from and against any and all Losses (up to the amount of the Escrow Amount) to which any Buyer Indemnitee becomes subject to the extent such Losses arise out of, in connection with or relate to the audit by the IRS of the amount of the investment tax credit claimed by the Boston Lessee on its IRS Form 1065 for the taxable year ending December 31, 2018 (“Boston Project Tax Audit”).

(b) With respect to the Boston Project Tax Audit, the “designated individual” shall continue to be Richard Dovere and the counsel to the taxpayer shall continue to be Norton Rose Fulbright US LLP, unless either resigns, is replaced by mutual agreement of Buyer and Seller or is replaced due to a change initiated by the Boston Investor Member in accordance with any rights it may have under the Boston Operating Agreement. Further, until there is a Final Judgment, Buyer agrees not to amend or otherwise modify (or allow, instruct or consent to its Affiliate amending or otherwise modifying) the Boston Operating Agreement in a manner that would have a material negative impact on the outcome of the Boston Project Tax Audit without the written consent of Seller, which consent shall not be unreasonably delayed, withheld or conditioned. The reasonable and documented fees of Norton Rose Fulbright US LLP and any out-of-pocket costs incurred by Richard Dovere with respect to the Boston Project Tax Audit shall be paid by the Boston Lessee, and Buyer shall use commercially reasonable efforts to cause (or cause its applicable Affiliate to cause) the Boston Lessee to pay such amounts; provided, that if the Boston Lessee has insufficient liquidity to pay such fees, as determined by Buyer in good faith, such fees may be paid from the Escrow Amount.

Section 9.3 Limitations on Claims; Mitigation.

(a) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use commercially reasonable efforts to mitigate all Losses applicable to either Party after becoming aware of any event, condition or circumstance that would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(b) Except in the case of Fraud or as set forth in Section 9.2, the Parties shall not be entitled to any indemnification rights or claims of any nature whatsoever, and the Parties’ entitlement thereto is hereby expressly waived by Buyer and Seller to the fullest extent permitted under applicable Law (except to the extent otherwise expressly set forth herein).

Section 9.4 Buyer Acknowledgement.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE GROUP COMPANIES, SELLER NOR ANY OF THEIR RESPECTIVE RELATED PARTIES HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, THE PROSPECTS, OR THE QUALITY, QUANTITY OR CONDITION OF ANY OF THE GROUP COMPANIES’ ASSETS) TO BUYER OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER EXPRESSLY SET FORTH IN Article III AND Article IV or any agreement, document or instrument executed by seller in connection with this agreement. NEITHER THE GROUP COMPANIES NOR SELLER MAKES OR PROVIDES, AND BUYER AND ITS AFFILIATES HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE GROUP COMPANIES’ ASSETS OR ANY PART THEREOF EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV or any agreement, document or instrument executed by seller IN connection with this agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV or any agreement, document or instrument executed by seller in connection with this agreement, BUYER IS ACQUIRING THE INTERESTS ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS.

(b) From and after the Closing, neither Buyer nor Seller will be entitled to rescind this Agreement, and each of Buyer and Seller knowingly, willingly, irrevocably and expressly waives any and all rights of rescission it may have in respect of any such matter. Each of Buyer and Seller knowingly, willingly, irrevocably and expressly agrees (on its own behalf and, from and after the Closing, in the case of Buyer on behalf of the applicable Group Company), to indemnify and hold harmless the other Party and its respective Related Parties from and against, and in respect of, any and all liabilities, Losses, damages, obligations, costs or expenses incurred by or on behalf of the other Party and its Related Parties as a result of any such Proceeding brought or maintained by such Party or its Affiliates (including, after the Closing, in the case of Buyer, the applicable Group Company) against the other Party and its Related Parties in contravention of this Section 9.4.

Section 9.5 Limitation on Certain Damages(a). EXCEPT IN THE CASE OF FRAUD, NO CLAIMS SHALL BE MADE BY ANY PARTY AGAINST THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOST OPPORTUNITY, LOST PROFITS OR REVENUES OR LOSS OF USE OF SUCH PROFITS OR REVENUES) (WHETHER OR NOT THE CLAIM THEREFORE IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, DAMAGES RELATED TO FRAUD SHALL NOT BE DEEMED TO BE SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUBJECT TO WAIVER PURSUANT TO THIS Section 9.5.

Article X
MISCELLANEOUS

Section 10.1  Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 10.2  Assignment. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.2 shall be void ab initio.

Section 10.3  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, email (upon confirmation of receipt or when followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer:

ALT US 01 LLC

c/o 360 Kingsley Park Drive, Suite 250, Fort Mill, South Carolina, 29715

Attention: Tali Durant, Chief Legal Officer

Email: td@alternusenergy.com,

Alt_Corp_Legal@alternusenergy.com

To Seller:

C2 Taiyo Fund I, LP

c/o C2 Energy Capital

P.O. Box 5574

New York, NY 10185

Attention: Legal

Email: legal@c2.energy

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: David Burton

Email: david.burton@nortonrosefulbright.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4  Fees and Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5  Construction; Interpretation. The term “this Agreement” means this Agreement, together with the schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed as if drafted jointly by the Parties. Unless otherwise indicated to the contrary herein by the context or use thereof, (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (b) masculine gender shall also include the feminine and neutral genders, and vice versa, (c) words importing the singular shall also include the plural, and vice versa, (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (f) references to any Person include the successors and permitted assigns of that Person, (g) the word “or” shall not be exclusive (i.e. “or” shall mean “and/or”), (h) the word “shall” shall have the same meaning as “will” and vice versa, and (i) references to “$” or “Dollar” shall be references to United States Dollars. Where a reference in this Agreement is made (i) to any Contract, statute or regulation, such reference shall be to (except as context may otherwise require) the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof) and (ii) to any statute or regulation, such reference shall also be to any rules or regulations promulgated thereunder. For purposes of Article III, Article IV and Article V, the term “made available” and words of similar import means that the relevant documents, instruments or materials were posted and made available to the other party or its designated Representatives on the Intralinks due diligence data site, with respect to Seller or the Group Companies, maintained for the purposes of the Transactions, as of the date such documents, instruments or materials were represented by a party to have been made available to the other party.

Section 10.6  Exhibits and Schedules. All exhibits and schedules attached to this Agreement are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Section or subsection of the Seller Disclosure Schedule or Buyer Disclosure Schedule shall be deemed to have been disclosed with respect to every other Section or subsection to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on its face from a reading of such disclosure that it is appropriate to such other Section or subsection.

Section 10.7  No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8  Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 10.9  Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.10  No Recourse. Except as expressly set forth in this Agreement and except in cases of Fraud, each Party agrees and acknowledges that no recourse under this Agreement or any agreement, document or instrument executed and delivered in connection with this Agreement shall be had against, and no personal liability whatsoever shall attach to, any past, present or future Related Parties of Buyer or any past, present or future Related Parties of Seller or any of their respective heirs and estates, whether by virtue of any legal or equitable Proceeding or any applicable Law.

Section 10.11  Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

Section 10.12  Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the United States District Court of the Southern District of New York or any New York State court located in the Borough of Manhattan in New York City as well as to the jurisdiction of all courts to which an appeal may be taken from any such courts in any proceeding or cause of action arising out of or relating to this Agreement, other than as set forth in Section 2.4(e), (b) agrees that all claims in respect of such proceeding or cause of action may be heard and determined in any such court and (c) agrees not to bring any proceeding or cause of action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any proceeding or cause of action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any proceeding or cause of action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any proceeding or cause of action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.13  WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING ARISING UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS TO THE FILING OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.14  Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to comply with its obligations under Section 6.4 and consummating the Transactions as and when required by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each of the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking, this being in addition to any other remedy to which any such Party is entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) any other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. If, before the Termination Date, any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by another Party, the Termination Date shall automatically be extended by the amount of time during which such action is pending.

Section 10.15  Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties.

Section 10.16  Extension; Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party contained herein, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any certificate or other document or writing delivered by any other Party pursuant hereto or (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.17  Further Assurances. Seller and Buyer agree that from and after the Closing Date, each of them shall execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any Party to carry out the purposes and intents hereof and the other Transaction Documents.

[Signature pages follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly and validly executed on its behalf as of the Effective Date.

SELLER:

C2 Taiyo Fund I, LP

By:	/s/ Christopher Lowe
	Name:	Christopher Lowe
	Title:	Officer

[Signature Page to Membership Interest Purchase and Sale Agreement]

BUYER:

ALT US 01 LLC

By:	/s/ Vincent Browne
	Name:	Vincent Browne
	Title:	Director

[Signature Page to Membership Interest Purchase and Sale Agreement]